Exhibit 10.1

EXECUTION VERSION

U.S. $25,000,000

REVOLVING CREDIT AGREEMENT

by and among

SPARTA COMMERCIAL SERVICES, INC.,
as the Originator and the Servicer

SPARTA FUNDING LLC,
as the Borrower

AUTOBAHN FUNDING COMPANY LLC,
as a Lender

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT
AM MAIN, NEW YORK BRANCH,
as the Administrative Agent and as the Liquidity Agent

U.S. BANK NATIONAL ASSOCIATION,
as the Collateral Custodian and as the Collection Account Bank

and

LYON FINANCIAL SERVICES, INC.,
(d/b/a U.S. Bank Portfolio Services),
as the Backup Servicer

Dated as of December 19, 2008

(continued)

(continued)

(continued)

EXHIBITS

EXHIBIT A-1	Form of Borrowing Notice
EXHIBIT A-2	Form of Borrowing Base Certificate
EXHIBIT B	Reserved
EXHIBIT C	Form of Servicing Report
EXHIBIT D-1	Form of Officer’s Certificate as to Solvency (Borrower)
EXHIBIT D-2	Form of Officer’s Certificate as to Solvency (Servicer/Originator)
EXHIBIT E-1	Form of Officer’s Closing Certificate (Borrower)
EXHIBIT E-2	Form of Officer’s Closing Certificate (Servicer/Originator)
EXHIBIT F-1	Form of Power of Attorney (Borrower)
EXHIBIT F-2	Form of Power of Attorney (Servicer/Originator)
EXHIBIT G	Form of Release of Required Loan File
EXHIBIT H	Form of Servicer’s Certificate
EXHIBIT I	Form of Joinder Supplement
EXHIBIT J	Reserved
EXHIBIT K	Form of Backup Servicer Monthly Certification
EXHIBIT L	Form of Collateral Receipt
EXHIBIT M	Form of Approved Lease
EXHIBIT N	Form of Approved Loan

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Lockbox Account Information
SCHEDULE III	Location of Required Loan Files
SCHEDULE IV	Loan List
SCHEDULE V	Credit and Collection Policy
SCHEDULE VI	Approved Financing Arrangements

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of this December 19, 2008, by and among:

SPARTA COMMERCIAL SERVICES, INC., a Nevada corporation, as the originator (together with its successors and assigns in such capacity, the “Originator”) and as the servicer (together with its successors and assigns in such capacity, the “Servicer”);

SPARTA FUNDING LLC, a Delaware limited liability company, as the borrower (together with its successors and assigns in such capacity, the “Borrower”);

AUTOBAHN FUNDING COMPANY LLC (“Autobahn”), as a lender (together with its successors and assigns in such capacity, a “Lender”, and together with such other lenders from time to time party hereto, the “Lenders”);

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, NEW YORK BRANCH (“DZ Bank”), as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”) and as liquidity agent for the Liquidity Banks (in such capacity, the “Liquidity Agent”);

LYON FINANCIAL SERVICES, INC. (d/b/a U.S. Bank Portfolio Services), a Minnesota corporation (“Lyon”), not in its individual capacity but as the backup servicer (together with its successors and assigns in such capacity, the “Backup Servicer”); and

U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), not in its individual capacity but as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”) and as collection account bank (together with its successors and assigns in such capacity, the “Collection Account Bank”).

RECITALS

WHEREAS, the Borrower has acquired, and may from time to time in the future acquire, certain Eligible Receivables from the Originator pursuant to a separate Sale Agreement;

WHEREAS, the Borrower has requested the Lenders, and the Lenders have agreed, subject to the terms and conditions contained in this Agreement, to extend financing to the Borrower on the terms and conditions set forth in this Agreement to be secured by the Collateral from time to time during the term of this Agreement.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITION

Section 1.1.         Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”:  The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Accounts”: The Collection Account, the Lockbox Account, the Spread Account and any sub-accounts thereof deemed appropriate or necessary by the Administrative Agent for convenience in administering the Collection Account, the Lockbox Account or the Spread Account.

“Accrual Period”: (a) With respect to the first Payment Date, the period from and including the initial Funding Date to and including the last day of the calendar month immediately preceding the first Payment Date and (b) with respect to any subsequent Payment Date, the immediately preceding calendar month; provided that on the date of any repayment in full of the Advances Outstanding, the final Accrual Period shall extend to the date of repayment.

“Additional Amount”: Defined in Section 2.13(a).

“Administrative Agent”: Defined in the Preamble.

“Advance”: Defined in Section 2.1(a).

“Advances Outstanding”: On any day, the aggregate principal amount of all Advances of all Lenders outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 10% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Outstanding Receivable Balance”: On any date of determination, the sum of the Outstanding Receivable Balances of all Eligible Receivables on such date.

“Alternative Rate”: A per annum interest rate equal to (i) the LIBOR Rate; or (ii) if a Eurodollar Disruption Event has occurred, the Base Rate (until the applicable Liquidity Bank or Lender shall have notified the Borrower that such Eurodollar Disruption Event has ceased, at which time the Alternative Rate shall again be equal to the LIBOR Rate).

“Amortization Period”: The period beginning on the day on which the Termination Date is declared or automatically occurs and ending on the Collection Date.

“Applicable Law”: For any Person or property of such Person, all then-existing (as of any date of determination) laws, rules, regulations (including income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Application for Certificate of Title”: With regard to each Powersports Vehicle that is subject to any certificate of title laws for which a Certificate of Title has not been issued, a true and complete copy of the application for a Certificate of Title (satisfying the requirements set forth in the definition of such term), as evidence that such application has been submitted with the appropriate authority.

“Approved Lease”: A non-cancelable, unconditional, fixed rate, level payment “operating lease” (as such term is defined under the Statement of Financial Accounting Standards No. 13 as published by the Financial Accounting Standards Board) in one of the forms attached hereto as Exhibit M (as such Exhibit M may be updated from time to time with the consent of the Administrative Agent secured by interests in Powersports Vehicles.

“Approved Loan”: A fixed rate retail installment contract in one of the forms attached hereto as Exhibit N (as such Exhibit N may be updated from time to time with the consent of the Administrative Agent) secured by an interest in a Powersports Vehicle, which require the related Obligor to repay principal monthly over the term of such contract.

“APR”: With respect to any Approved Lease, the annual percentage interest rate listed on the books of the Servicer or the Borrower, as applicable, as established on the date of origination of such Approved Lease.

“Availability”: At any time, an amount equal to the excess, if any, of (i) the Maximum Availability over (ii) the Advances Outstanding at such time plus aggregate accrued but unpaid Interest and fees payable to the Lenders or the Administrative Agent at such time; provided that at all times during the Amortization Period, the Availability shall be zero.

“Available Funds”: With respect to any Payment Date, all amounts on deposit in the Collection Account (including, without limitation, any Collections).

“Backup Servicer”: Defined in the Preamble.

“Backup Servicer Fee Letter”: The Backup Servicer Fee Letter, dated as of the date hereof, by and between the Borrower, the Servicer, the Administrative Agent and the Backup Servicer.

“Backup Servicer Monthly Certification”: Defined in Section 7.2.

“Backup Servicer Termination Notice”: Defined in Section 7.5.

“Backup Servicing Fee”: The fee set forth as such in the Backup Servicer Fee Letter.

“Bailee”: Defined in Section 8.2(b).

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: On any date, the rate set forth in The Wall Street Journal as the “Prime Rate” for such day. If the “Prime Rate” is not published in the Wall Street Journal, then the Base Rate will be determined by calculating the arithmetic mean of the rates of interest publicly announced by JPMorgan Chase Bank N.A. and Citibank N.A. as such bank’s U.S. dollar prime rate or base lending rate as in effect on such day at 3:30 p.m.

“Benefit Plan”: Any “employee benefit plan” as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower”: Defined in the Preamble.

“Borrowing Base”: As of any Measurement Date, an amount equal to the sum of (i) the product of (A) the Maximum Advance Rate and (B) the Net Aggregate Outstanding Receivable Balance and (ii) all Available Funds in excess of accrued interest, fees and expenses due under the Transaction Documents.

“Borrowing Base Certificate”: Each certificate, in the form of Exhibit A-2, required to be delivered by the Borrower on each Measurement Date.

“Borrowing Notice”: Each notice required to be delivered by the Borrower in respect of each Advance pursuant to Section 3.2, in the form of Exhibit A-1.

“Breakage Costs”: With respect to any Lender, any amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender (as determined by the applicable Lender or its Liquidity Agent, on behalf of such Lender) as a result of a prepayment by the Borrower of Advances Outstanding on any day other than the maturity date of the related Commercial Paper Notes or other funding source used by the applicable Lender to fund such Advances Outstanding. All Breakage Costs shall be due and payable hereunder on the date of prepayment and as a condition precedent to any optional prepayment hereunder. The determination by the applicable Lender or its Liquidity Agent of the amount of any such loss, cost or expense shall be conclusive absent manifest error.

“Business Day”: Any day (other than a Saturday or a Sunday) on which banks are not required or authorized to be closed in New York, New York or St. Paul, Minnesota.

“Carrying Costs”: As of any date of determination, for the most recently ended Collection Period, the sum of the following to the extent then accrued and unpaid (i) Interest, (ii) the Unused Fee, (iii) the Servicing Fee, (iv) the Backup Servicer Fee, (v) the Collateral Custodian Fee, (vi) the Lockbox Bank Fees and (vii) the Collection Account Bank Fee.

“Certificate of Title”: With regard to each Powersports Vehicle that is subject to any certificate of title laws, the original certificate of title relating thereto, which shall name (i) with respect to Powersports Vehicles related to Approved Loans, the related Obligor as the owner of such Powersports Vehicle and Sparta or the Borrower, as named lienholder or (ii) with respect to Powersports Vehicles related to Approved Leases, the Borrower as the owner of such Powersports Vehicle and the Lienholder Agent, as named lienholder, acting under the related Lienholder Nominee Agreement on behalf of the Secured Parties.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change of Control”: Any of the following:

(a)            the failure of Sparta to own, directly or indirectly, 100% of the equity interests in the Borrower free and clear of any Lien;

(b)            any change in the management of Sparta (including by resignation, termination, disability or death) the result of which is that any of Anthony W. Adler, Anthony L. Havens or Richard Trotter is no longer under the employ of Sparta or is unable to participate in the day to day activities of Sparta for a period of four consecutive calendar months, and in such event, reputable, experienced personnel, reasonably satisfactory to the Administrative Agent, has not been appointed to fulfill the duties of the above named individual within 120 days after the end of such four-month period; provided that such consent by the Administrative Agent shall be based on the Administrative Agent’s reasonable efforts to conduct background checks of such new personnel, and the Administrative Agent shall have 30 days to confirm whether such individual is reasonably satisfactory after the Administrative Agent has received all necessary release forms required by it in order to conduct appropriate background checks on such individual; or

(c) except for Anthony L. Havens, Glenn Little and Kristian Srb, any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 1 3d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of 10% or more of the total outstanding shares of common stock of Sparta.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Date”: December 19, 2008.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in the property identified in clauses (i) - (iii) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following:

(i)            the Receivables (regardless of whether any such Receivable has been identified on any Loan List and regardless of whether any Required Loan File with respect thereto has been delivered to the Collateral Custodian), and all monies due or to become due in payment under such Receivables, including, but not limited to, all Collections;

(ii)            all Eligible Receivables and other Related Security with respect to the Receivables referred to in clause (i); and

(iii)            all income and Proceeds of the foregoing.

“Collateral Custodian”: Defined in the Preamble.

“Collateral Custodian Fee”: The fee set forth as such in the Collateral Custodian Fee Letter.

“Collateral Custodian Fee Letter”: The Collateral Custodian Fee Letter, dated as of the date hereof, by and among the Borrower, the Servicer, the Administrative Agent and the Collateral Custodian.

“Collateral Custodian Termination Notice”: Defined in Section 8.5.

“Collateral Receipt”: Defined in Section 8.2(b).

“Collection Account”: Defined in Section 6.4(h).

“Collection Account Bank”: Defined in the Preamble.

“Collection Account Bank Fee”: The fees for administration of the Collection Account as set forth in the Collateral Custodian Fee Letter.

“Collection Date”: The date following the Termination Date on which the Facility Amount has been reduced to zero and indefeasibly paid in full.

“Collection Period”: With respect to the first Payment Date, the period from and including the initial Funding Date to and including the last day of the calendar month immediately preceding the calendar month in which the first Payment Date occurs; and thereafter, the calendar month immediately preceding the then current Payment Date.

“Collections”: (a) All cash collections and other cash proceeds of any Receivable, including, without limitation or duplication, any (i) Interest Collections, (ii) Principal Collections, (iii) amendment fees, late fees, prepayment fees, waiver fees and all other fees payable with respect to such Receivable in accordance with the Underlying Instruments of such Receivable, (iv) Recoveries or (v) other amounts received in respect thereof (but excluding any Excluded Amounts), (b) interest earnings on Permitted Investments or otherwise in any Account, (c) any cash proceeds or other funds received by the Borrower or the Servicer with respect to any Related Security (including from any guarantors) and (d) any cash proceeds or other funds received by the Borrower under any Hedging Agreement.

“Commercial Fleet Leasing Program”: A program in which the related Obligor is a commercial business and the related leased Powersports Vehicle is used for short term rental.

“Commercial Paper Notes”: Any short-term promissory notes issued or to be issued directly or indirectly by a Lender in the U.S. commercial paper market to fund investments in financial assets.

“Commitment”: With respect to each Lender, the commitment of such Lender to make Advances in accordance herewith in an amount not to exceed the dollar amount set forth opposite such Lender’s name on Annex B hereto or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable, as such Commitment may be adjusted in connection with any assignment under Section 13.16.

“Commitment Fee”: The fee set forth as such in the Lender Fee Letter.

“Concentration Limits”: As of any Measurement Date, for purposes of determining the Excess Concentration Amount, the following concentration limitations shall apply to the Aggregate Outstanding Receivable Balance (without duplication):

(a)            No more than 20% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Approved Leases (excluding Commercial Fleet Leasing Programs);

(b)            No more than 10% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Eligible Receivables the related Obligors (or the related co-borrower, if such co-borrower’s FICO score is higher than the related Obligor’s FICO score) of which have a FICO score less than 660;

(c)            No more than 10% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Eligible Receivables having an initial Outstanding Receivable Balance in excess of $20,000;

(d)            No more than 15% of the greater of (i) 20% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Eligible Receivables having an original term greater than 60 months;

(e)            No more than 40% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Eligible Receivables with respect to which the related Powersports Vehicle was not a new Powersports Vehicle at origination;

(f)            No more than 15% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Eligible Receivables with respect to which the related Powersports Vehicle are all-terrain vehicles;

(g)            No more than 10% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Eligible Receivables with respect to which the related Powersports Vehicle are Scooters;

(h)            No more than 5% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Eligible Receivables originated by a single dealership (excluding municipalities or agencies of any State of the United States and dealerships participating in Commercial Fleet Leasing Programs);

(i)            No more than 3% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Eligible Receivables originated by a single independent dealership (i.e., that is not affiliated with the manufacturer of the related Powersports Vehicle) (excluding municipalities or agencies of any State of the United States and dealerships participating in Commercial Fleet Leasing Programs);

(j)            No more than 45% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Eligible Receivables originated by the top ten dealerships (calculated based on the aggregate Outstanding Receivable Balance of Eligible Receivables originated by such dealerships);

(k)            No more than 2% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Eligible Receivables the related Obligor of which is a single municipality or agency of any State of the United States;

(l)            No more than 20% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Eligible Receivables originated pursuant to a Commercial Fleet Leasing Program;

(m)            No more than 10% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Eligible Receivables the related Obligors of which have a current mailing address in any single state in the United States of America (other than California, Colorado, Florida, Georgia, Ohio and Texas);

(n) No more than 20% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Eligible Receivables the related Obligors of which have a current mailing address in California, Colorado, Florida, Georgia, Ohio and Texas; and

(o)            No more than 2% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance is related to Eligible Receivables the Scheduled Payments with respect to which the related Obligor has requested adjustment pursuant to the Servicemembers Civil Relief Act of 2003 (or other similar law); and

(p)            No more than 10% of the greater of (i) 50% of the Maximum Facility Amount and (ii) the Aggregate Outstanding Receivable Balance relates to the Residual Value (calculated as of the related date of origination of each applicable Receivable) of the related Powersports Vehicles.

“Continued Errors”: Defined in Section 6.14(g).

“Contractual Obligation”: With respect to any Person, any material provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“CP Rate”: With respect to any Fixed Period and any Lender, the per annum rate equal to the weighted average of the per annum rates paid or payable by such Lender from time to time as interest on (or resulting from converting discount rates) or otherwise (by means of interest rate hedges or otherwise) in respect of the Commercial Paper Notes (or other borrowings to fund small or odd commercial paper amounts) that is allocated, in whole or in part, by such Lender to fund or maintain its Advances during such period, as determined by such Lender or its administrator or agent on its behalf; provided, the “CP Rate” shall be calculated in a manner which includes the costs and expenses of such Lender of issuing the related Commercial Paper Notes, including all dealer commissions thereon and note issuance costs in connection therewith.

“Credit and Collection Policy”: With respect to the initial Servicer, the written credit policies and procedures manual of Sparta set forth on Schedule V, as such credit and collection policy may be as amended or supplemented from time to time in accordance with Section 5.4(f), or, with respect to any Successor Servicer, the customary written collection policies and procedures of such Successor Servicer.

“Default Rate”: A per annum interest rate equal to the sum of the applicable Base Rate plus the applicable Program Fee.

“Default Ratio”: As of the last calendar day of each Collection Period, the percentage equivalent of a fraction, (i) the numerator of which is equal to the product of (a) the sum of (1) the aggregate Outstanding Receivable Balances of all Receivables that became Defaulted Receivables during such Collection Period and (2) the aggregate Outstanding Receivable Balances of all Receivables that were repurchased by the Originator and subsequently became Defaulted Receivables during such Collection Period and (b) 12, and (ii) the denominator of which is equal to the Aggregate Outstanding Receivable Balance at the beginning of such Collection Period.

“Defaulted Receivable”: A Receivable as to which any of the following has occurred: (i) the Obligor related to such Receivable fails to make the first Scheduled Payment with respect to such Receivable when due under the applicable Underlying Instruments (exclusive of any advance payments or security deposits), (ii) 10% or more of any Scheduled Payment under such Receivable is two (2) calendar months past due, (iii) the payment terms related to such Receivable have been restructured, extended, waived or modified in any way due to credit reasons or for the purpose of preventing such Receivable from becoming a Delinquent Receivable or Defaulted Receivable after its acquisition by the Borrower, (iv) the related Obligor is subject to an Insolvency Event (without giving effect to any cure period specified in the definition thereof), (v) the related Powersports Vehicle has been repossessed, or (vi) the Servicer has determined (or should have determined) in accordance with the Credit and Collection Policy or the Servicing Standard that such Receivable is not collectible.

“Deficiency”: Defined in Section 8.2(b).

“Delinquency Ratio”: As of the last calendar day of each Collection Period, the percentage equivalent of a fraction, (i) the numerator of which is equal to the sum of the Outstanding Receivable Balances of the Receivables that were Delinquent Receivables as of such day (including any Delinquent Receivables that are repurchased by the Originator during such Collection Period), and (ii) the denominator of which is equal to the Aggregate Outstanding Receivable Balance as of such day.

“Delinquent Receivable”: A Receivable with respect to which 10% or more of a Scheduled Payment thereunder is delinquent more than one (1) calendar month from the payment due date and is not a Defaulted Receivable.

“Dollars”: The lawful currency of the United States, as also signified by the conventional “$”.

“Due Diligence Fee”: The fee set forth as such in the Lender Fee Letter.

“Early Termination Fee”: With respect to any reduction or termination of the Maximum Facility Amount by the Borrower pursuant to Section 2.3, the fee set forth in the Lender Fee Letter. For the avoidance of doubt, no Early Termination Fee shall be applicable with respect to distributions of Collections pursuant to Sections 2.7 or 2.8.

“Eligible Receivable”: As of any date of determination (except as otherwise noted), each Receivable that satisfies each of the following eligibility requirements (unless otherwise approved by the Administrative Agent in its sole discretion):

(a)            such Receivable was acquired by the Borrower from the Originator pursuant to the Sale Agreement;

(b)            such Receivable, together with the Underlying Instruments related thereto, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and by principles of equity (whether considered in a suit at law or in equity), (ii) contains provisions substantially to the effect that the Obligor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the originator or any assignee, and (iii) does not provide for the substitution, exchange or addition of any other Powersports Vehicles related to such Receivable;

(c)            such Receivable (i) was originated and underwritten by the Originator in the ordinary course of its business through the Originator’s approved dealership network or referred to the Originator by the Originator’s Capital One or netLoan programs; including, without limitation, the completion of customary due diligence and collateral assessment and in compliance with the Credit and Collection Policy and its underwriting guidelines, (ii) is properly documented by the Underlying Instruments, and (iii) has been serviced by the Servicer at all times (since the origination or acquisition of such Receivable by the Originator) in accordance with the Credit and Collection Policy and the Servicing Standard;

(d)            such Receivable is secured by a first priority perfected security interest in the related Powersports Vehicle (except, as to priority, for liens which by operation of law take priority over a previously perfected security interest);

(e)            such Receivable was not a Delinquent Receivable as of the date it was acquired by the Borrower and is not and has not been a Defaulted Receivable at any time;

(f)            such Receivable is denominated and payable only in Dollars (and not in another currency or in kind) in the United States and does not permit the currency or country in which such Receivable is payable to be changed;

(g)            such Receivable (i) has an original term to maturity that does not exceed 72 months, (ii) does not permit the related Obligor to apply any part of any security deposit paid under such Receivable to the Scheduled Payments due under such Receivable and (iii) prohibits any assignment of the Receivable by the related Obligor or any lease or sublease of the related Powersports Vehicle by the related Obligor;

(h)            such Receivable (including the creation or origination thereof) and the related Underlying Instruments comply in all material respects with all Applicable Laws;

(i)            such Receivable is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be acquired by the Borrower as contemplated by the Sale Agreement and to have a security interest therein granted to the Administrative Agent, as agent for the Secured Parties, and the Receivable does not contain any restrictions that would prohibit the further assignment or transfer of such Receivable by the Borrower;

(j)            such Receivable does not contain a confidentiality provision that restricts or purports to restrict the ability of any Secured Party to exercise its rights under this Agreement, including, without limitation, its rights to review the related Servicing File and Underlying Instruments;

(k) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition, transfer or performance of such Receivable have been duly obtained, effected or given and are in full force and effect;

(l)            (i) the Borrower has good and marketable title to, and is the sole owner of, such Receivable free and clear of all Liens (other than Permitted Liens), (ii) the Borrower has granted to the Administrative Agent a valid first priority, perfected security interest, free and clear of all other Liens (other than Permitted Liens) in the Receivable and Related Property, for the benefit of the Secured Parties, and (iii) the Required Loan File with respect to such Receivable has been or will be delivered to the Collateral Custodian on or prior to the related Funding Date;

(m)            the Obligor with respect to such Receivable is a resident of the United States or a municipality or agency of any State of the United States;

(n)            all information, representations and warranties provided in writing by the Borrower, the Originator and the Servicer with respect to such Receivable are true, correct and complete in all material respects;

(o)            the acquisition of such Receivable will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the 1940 Act;

(p)            the Obligor with respect to such Receivable has been directed in writing to remit payments to the Lockbox Account or other account approved in writing by the Administrative Agent in its sole discretion;

(q)            at the origination of such Receivable, the Loan-to-Value Ratio of such Receivable does not exceed 115%;

(r)            immediately following the addition of such Receivable to the Collateral, the weighted average Loan-to-Value Ratio of all Receivables in the Collateral (calculated at the origination of each such Receivable) does not exceed 110%;

(s)            neither such Receivable nor the terms of the related Underlying Instruments (except as noted in the Required Loan File) have been amended, waived, modified, deferred, altered, satisfied, impaired, canceled, subordinated or rescinded and such Receivable has not been restructured at any time as a result of an actual or pending delinquency or other default;

(t)            the Obligor (or the co-borrower, if the co-borrower’s FICO score is higher than the Obligor’s FICO score) with respect to such Receivable had a FICO score greater than or equal to 640 at the time such Receivable was originated;

(u)            immediately following the addition of each Receivable to the Collateral, the weighted average FICO score (at the time of origination of each such Receivable) of all Obligors (or the co-borrower, if the co-borrower’s FICO score is higher than the Obligor’s FICO score) is greater than or equal to 680;

(v) such Receivable is not subject to, nor has there been asserted, any litigation or any right of rescission, set-off, offset counterclaim or other defense of the Obligor related to such Receivable;

(w)            such Receivable had an original Outstanding Receivable Balance of less than or equal to $40,000;

(x)            the Obligor related to such Receivable is not a Governmental Authority (other than a municipality or agency of any State of the United States);

(y)            to the extent the related Powersports Vehicle is subject to any certificate of title laws, the Originator (i) has received a Certificate of Title to the related Powersports Vehicle or (ii) has filed an Application for Certificate of Title and receives such Certificate of Title within 60 days (or, in the case of Receivables originated in Colorado or Georgia, 90 days; or in the case of Receivables originated in Missouri, Minnesota, Nevada, New York and Tennessee, 12 weeks) after the origination of such Receivable;

(z)            the Underlying Instrument related to such Receivable constitutes “chattel paper” within the meaning of the applicable UCC and there exists only one (1) original copy of the Approved Loan or Approved Lease, as applicable, and such sole original copy is in the possession of the Collateral Custodian;

(aa) the related Underlying Instruments evidencing such Receivable require the related Obligor to maintain collision, fire and theft insurance covering the related Powersports Vehicle;

(bb)            no Receivable has been adversely selected by the Originator;

(cc) the related Obligor with respect to such Receivable (and any guarantor of the Obligor’s obligations thereunder) had full legal capacity to execute and deliver the related Underlying Instruments evidencing such Receivable and any other documents related thereto;

(dd) such Receivable was originated or acquired by the Originator without any fraud or material misrepresentation on the part of the Originator or, to the Originator’s knowledge, the related Obligor and was sold or contributed by the Originator to the Borrower without any fraud or material misrepresentation on the part of the Originator;

(ee) such Receivable, together with the Underlying Instruments related thereto, (i) contains “triple net” provisions in the case of any Approved Lease, (ii) requires the related Obligor to assume all risk of loss or malfunction of the related Powersports Vehicle, (iii) requires the related Obligor to pay all maintenance, repair, insurance and taxes, together with all other ancillary costs and expenses, with respect to the related Powersports Vehicle and (iv) requires the related Obligor to pay, in full, when due, all Scheduled Payments notwithstanding any casualty, loss or other damage to the related Powersports Vehicle;

(ff) in the case of any Approved Lease, the related Obligor of such Receivable is required to maintain the Powersports Vehicle leased thereunder in good and workable order and obtain and maintain physical damage insurance and general liability insurance covering the related Powersports Vehicle;

(gg) the origination, acquisition and collection practices used by the Originator with respect to each such Receivable have been in all respects legal, proper, prudent and customary in the equipment financing and servicing business;

(hh) the Powersports Vehicle related to such Receivable was properly delivered to the Obligor in good repair, without defects and in proper working order and the Obligor accepted the related Powersports Vehicle and, after reasonable opportunity to inspect and test such Powersports Vehicle, has not notified the Borrower, the Servicer or the Originator of any material defects therein;

(ii) the Obligor with respect to such Receivable is not a merchant offering the related Powersports Vehicle for sale and is not a partner, member or Affiliate of the Borrower, Originator or Servicer;

(jj) the Borrower and Originator have each duly fulfilled all obligations on its respective part to be fulfilled under or in connection with the origination, acquisition and assignment of the Receivable, including, giving any notices or consents necessary to effect the acquisition of the Receivable by the Borrower, and have done nothing to impair the rights of the Borrower or the Administrative Agent in the Receivable or payments with respect thereto;

(kk) the transfer, assignment and conveyance of the Receivable and the Related Security from the Originator to the Borrower pursuant to the Sale Agreement are not subject to and will not result in any tax, fee or governmental charge payable by the Borrower or any other Person to any federal, state or local government;

(ll) no Person (including any dealer, vendor or broker) other than, if applicable, the related Obligor or guarantor has provided any funds to the Originator or the Borrower as a deposit, cash collateral or reserve to secure the obligations of the Obligor under such Receivable;

(mm) such Receivable was payable to the Originator immediately prior to its sale and assignment under the Sale Agreement and has not been endorsed by the Originator to any Person other than the Borrower;

(nn) none of the Originator, the Servicer, the Borrower or any Affiliate thereof (i) is a guarantor of such Receivable and (ii) has established any specific credit reserve with respect to the related Obligor of such Receivable;

(oo)            the vendor of the Powersports Vehicle related to such Receivable has received full payment from the Originator or the related Obligor for such Powersports Vehicle;

(pp) in the case of any Approved Lease (excluding Approved Leases where the related Obligor is a municipality or agency of any State of the United States), as of the date of origination thereof, no more than 70% of the original Outstanding Receivable Balance of such Receivable is related to the Residual Value;

(qq)            the Required Loan File related to such Receivable has been delivered to the Collateral Custodian pursuant to the terms of this Agreement; and

(rr) with respect to any Receivable acquired by the Borrower from the Originator on a date when the Advances Outstanding are less than 50% of the Maximum Facility Amount, if the FICO score of the Obligor related to such Receivable is less than 660, such Obligor paid a down payment in an amount not less than 15% of the sales price of the related Powersports Vehicle.

“Eligible Repurchase Obligations”: Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depositary institution or trust company (acting as principal).

“Entitlement Holder”: The meaning specified in Section 8-102(a)(7) of the UCC.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 4 14(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 4 14(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Errors”: Defined in Section 6.14(g).

“Eurocurrency Liabilities”: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Liquidity Bank or Lender shall have notified the Administrative Agent of a determination by such Liquidity Bank or Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) any Liquidity Bank or Lender shall have notified the Administrative Agent of the inability, for any reason, of such Liquidity Bank or Lender, as applicable, to determine the LIBOR Rate, (c) any Liquidity Bank or Lender shall have notified the Administrative Agent of a determination by such Liquidity Bank or Lender, as applicable, that the rate at which deposits of Dollars are being offered to such Liquidity Bank or Lender in the London interbank market does not accurately reflect the cost to such Liquidity Bank or Lender of making, funding or maintaining any Advance, or (d) any Liquidity Bank or Lender shall have notified the Administrative Agent of the inability of such Liquidity Bank or Lender, as applicable, to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.

“Excepted Persons”: Defined in Section 13.13(a).

“Excess Concentration Amount”: With respect to all Eligible Receivables included in the Collateral, the amount by which the sum of the Outstanding Receivable Balances of such Eligible Receivables exceeds any applicable Concentration Limits; provided that any such excess amounts shall be calculated in such order and attributed to the particular Outstanding Receivable Balances necessary to ensure that (i) there is no duplication of amounts disallowed due to separate Concentration Limits and (ii) the minimum aggregate amount which could be disallowed while still complying with the Concentration Limits is so determined.

“Excess Spread”: With respect to the last day of each Collection Period, a per annum percentage equal to (i) the Interest Collections for such Collection Period divided by the daily average Aggregate Outstanding Receivables Balance for such Collection Period minus (ii) the sum of (a) the weighted average of the Interest Rate (weighted by the outstanding principal amount of the applicable Advances) (or, to the extent the Eligible Receivables have been hedged pursuant to one or more Hedging Agreements, the applicable weighted average per annum rate associated with the applicable hedging transaction(s)) for such Collection Period, and (b) the sum of the per annum rates at which the following fees accrue: (A) the Servicing Fee, (B) the Backup Servicing Fee and (C) the Collateral Custodian Fee.

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts”: (a) Any amount received in the Lockbox Account with respect to any Receivable, which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Receivable or on any Related Property and (b) any amount received in the Lockbox Account or other Account representing (i) a reimbursement or payment of insurance premiums or other amounts paid or payable to third parties, (ii) any escrows relating to taxes, insurance and other amounts in connection with Receivables which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments and (iii) any amount received in the Collection Account with respect to any Receivable retransferred or substituted for upon the occurrence of a Warranty Event, to the extent such amount is attributable to a time after the effective date of such retransfer, substitution, replacement or sale.

“Exit Fee”: The meaning provided in the Lender Fee Letter.

“Facility Amount”: As of any date, an amount equal to (i) the Advances Outstanding, plus (ii) all due and unpaid Interest, Unused Fees, Make-Whole Fees, Early Termination Fees and Breakage Costs (including, without limitation, all Indemnified Amounts, other amounts payable under Article XI and amounts required to be paid under Section 2.7, Section 2.8, Section 2.12 and Section 2.13 to any Indemnified Party).

“Facility Termination Date”: December 18, 2009, or such later date as the Administrative Agent and each Lender shall notify the Borrower of in writing in accordance with Section 2.1(b); provided, if the Advances Outstanding equal or exceed $15,000,000 on the ninetieth (90th) day prior to the first anniversary date of the Closing Date and no Termination Event has occurred, the Facility Termination Date shall automatically be extended to December 17, 2010.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, a fluctuating per annum interest rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in H.15 or, if H.15 is not published, any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.

“Financial Asset”: The meaning specified in Section 8-1 02(a)(9) of the UCC.

“Fitch”: Fitch, Inc. or any successor thereto.

“Fixed Period”: With respect to any Advance (or portion thereof) made by a Lender that is funded via the issuance of Commercial Paper Notes, a period of up to but not exceeding 270 days, as selected by the Administrative Agent in its sole discretion, commencing on the date of issuance of the Commercial Paper Notes and ending on the date of maturity of such Commercial Paper Notes; provided that any Fixed Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day. For the avoidance of doubt, with respect to any Advance (or portion thereof) made by a Lender that is not funded via the issuance of Commercial Paper Notes, the “Fixed Period” shall be a period of one (1) Business Day, unless otherwise agreed upon by the Administrative Agent and the Borrower.

“Funding Date”: With respect to any Advance, the Business Day on which the related Advance has been made.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority”: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Hedge Counterparty”: (1) The Administrative Agent, (2) any other entity, if such other entity (a) on the date of entering into a Hedging Agreement (i) is an interest rate swap dealer that has been approved in writing by the Administrative Agent, (ii) has a long-term unsecured debt rating of not less than “A2” by Moody’s (if such entity is rated by Moody’s), not less than “A” by Fitch (if such entity is rated by Fitch) and not less than “A” by S&P (if such entity is rated by S&P) (the “Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “P-1” by Moody’s (if such entity is rated by Moody’s), not less than “F-1” by Fitch (if such entity is rated by Fitch) and not less than “A-1” by S&P (if such entity is rated by S&P) (the “Short-term Rating Requirement”), and (iii) has at least $500,000,000 in stockholders’ equity, and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Administrative Agent and (ii) agrees that in the event that Moody’s, Fitch or S&P reduces its long-term unsecured debt rating below the Long-term Rating Requirement, or reduces its short-term unsecured debt rating below the Short-term Rating Requirement, it shall either collateralize its obligations in a manner satisfactory to the Administrative Agent or transfer its rights and obligations under each hedge transaction thereunder to an entity that meets the requirements of clause (a) and (b) hereof and which has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer or (3) any other entity acceptable to the Administrative Agent.

“Hedging Agreement”: Any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement or other interest rate hedging instrument or agreement entered into by the Borrower with the prior written consent of the Administrative Agent, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto and each “Confirmation” thereunder confirming the specific terms of each hedge transaction thereunder, which such Hedging Agreement will be entered into at the Borrower’s sole expense.

“Highest Required Investment Category”: (i) With respect to ratings assigned by Moody’s, “Aa3”, (ii) with respect to ratings assigned by S&P, “AA-”, and (iii) with respect to ratings assigned by Fitch, “AA-”.

“Increased Costs”: Any amounts required to be paid by the Borrower to a Lender pursuant to Section 2.12.

“Indebtedness”: With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person and all letters of credit for which such Person is the account party, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all net obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above.

“Indemnified Amounts”: Defined in Section 11.1.

“Indemnified Parties”: Defined in Section 11.1.

“Indorsement”: The meaning specified in Section 8-102(a)(1 1) of the UCC, and “Indorsed” has a corresponding meaning.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order (i) for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or (ii) appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or (iii) ordering the winding-up or liquidation of such Person’s affairs, provided that such decree or order shall remain unstayed and in effect for a period of 60 consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, (d) the failure by such Person generally to pay its debts as such debts become due, or (e) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Receivable, each of (i) an insurance policy covering liability and physical damage to, or loss of, the related Powersports Vehicle, (ii) a lender’s single interest insurance policy covering any lapse or cancellation of the related Obligor’s liability and physical damage insurance policy and (iii) a financial gap protection covering the full amount of (x) the value of the related Powersports Vehicle minus (y) the amount payable under the related Approved Loan or Approved Lease, as the case may be.

“Insurance Proceeds”: Any amounts received on or with respect to a Receivable under any Insurance Policy which is neither required to be used to restore, improve or repair the related Powersports Vehicle nor required to be paid to the Obligor under the Underlying Instruments.

“Interest”: For each Accrual Period and each Advance outstanding, the sum of (A) the sum of the products (for each day or Fixed Period during such Accrual Period) of:

IRxPx 1
 D

where:

IR          =           the CP Rate or the Alternative Rate applicable on such day;

P            =           the principal amount of such Advance on such day; and

D           =           360;

and (B) the sum of the products (for such Accrual Period) of:

IRxPxM

where:

IR          =           the Program Fee Rate applicable during such Accrual Period;

P            =           the weighted average principal amount of such Advance during such Accrual Period; and

M          =           the actual number of days in such Accrual Period divided by 360;

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law, (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason and (iii) if a Termination Event has occurred, Interest shall be calculated at the Default Rate, compounded daily on any accrued but unpaid Base Rate component thereof. For the avoidance of doubt, the intent of the above calculation is to capitalize accrued interest on a daily basis on each day of such Accrual Period but not to capitalize the Program Fee (although it is applied to the Advances, which includes the capitalized interest component).

“Interest Collections”: Any and all amounts received with respect to the Collateral other than Principal Collections, taxes or indemnity payments that are deposited into the Collection Account, or received by or on behalf of the Borrower, the Servicer or the Originator in respect of a Receivable, including, without limitation, whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Interest Rate”: For any Accrual Period and for each portion of an Advance outstanding made by a Lender:

(i)            to the extent the Lender has funded the applicable Advance through the issuance of Commercial Paper Notes, a rate equal to the sum of (i) the weighted average applicable CP Rate for each Fixed Period, compounded daily on any unpaid accrued Interest and (ii) the Program Fee Rate, compounded monthly on any unpaid accrued Program Fee; or

(ii)            to the extent the Lender did not fund the applicable Advance through the issuance of Commercial Paper, a rate equal to the sum of (i) the weighted average Alternative Rate, compounded daily on any unpaid accrued Interest and (ii) the Program Fee Rate, compounded monthly on any unpaid accrued Program Fee;

provided that if a Termination Event has occurred, the Interest Rate shall be equal to the Default Rate, compounded daily on any accrued but unpaid Base Rate component thereof and compounded monthly on any unpaid accrued Program Fee Rate component thereof.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Receivables pursuant to a Sale Agreement.

“Joinder Supplement”: An agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit I to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 2.1(c).

“Lender”: Defined in the Preamble.

“Lender Fee Letter”: Each fee letter agreement that shall be entered into by and among the Borrower, the Originator and the applicable Lender in connection with the transactions contemplated by this Agreement.

“Leverage Ratio”: As of the last calendar day of each Collection Period as calculated for the Originator and its consolidated subsidiaries, the percentage equivalent of a fraction, equal to the Tangible Net Worth divided by the aggregate Indebtedness.

“LIBOR Rate”: For any day during any Accrual Period and any Advance, or portion thereof, aper annum interest rate equal to:

(i)            the posted rate for one-month deposits in United States Dollars appearing on the Bloomberg money rates section screen, or any successor screen thereto, as of 11:00 a.m. (London time) on such day, or if such rate is not published for such date, then the most recently published rate; or

(ii)            if no such rate appears on the Bloomberg money rates section screen, or any successor screen thereto, at such time and day, then the LIBOR Rate shall be the arithmetic mean of the offered rates for one-month deposits in United States Dollars appearing on the Reuters Screen LIBO Page as of 11:00 a.m. (London time) on such day, or if such rate is not published for such date, then the most recently published rate.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Lienholder Agent” Defined in Section 5.1 (k)(viii).

“Lienholder Nominee Agreement”: That certain vehicle lienholder nominee agreement, dated on or after the Closing Date, among the Borrower, the Administrative Agent and the Lienholder Agent, as amended from time to time.

“Liquidation Expenses”: With respect to any Receivable, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any Powersports Vehicle securing such Receivable, upon or after the expiration or earlier termination of such Receivable (including without limitation any brokerage or legal fees), and other out-of-pocket costs related to the liquidation of any such assets, including the attempted collection of any amount owing under such Receivable, as documented by the Servicer upon the request of the Administrative Agent, in writing providing a breakdown of the Liquidation Expenses for such Receivable, along with any supporting documentation therefor.

“Liquidity Agent”: Defined in the Preamble.

“Liquidity Agreement”: Any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from, any Lender in order to provide liquidity support for such Lender’s Advances hereunder.

“Liquidity Bank”: The Person or Persons, including DZ Bank, who provide liquidity support to any Lender pursuant to a Liquidity Agreement in connection with the issuance by such Lender of Commercial Paper Notes.

“Liquidity Ratio”: As of the last calendar day of each Collection Period as calculated for the Originator (and its consolidated subsidiaries), the percentage equivalent of a fraction, (a) the sum of (i) unrestricted cash, (ii) amounts available under all lines of credit (without having to pledge additional collateral), (iii) the Originator’s expected net proceeds from the sale of Receivables (net of any debt secured by such Receivables), which are less than 30 days past due in any Scheduled Payment and which are subject to a sale agreement with a third party purchaser, and (iv) 80% of the net investment in all unencumbered Receivables, which have not been pledged to any lender, which are less than 30 days delinquent, and which are not otherwise deemed uncollectible by the Servicer in accordance with its standard collection procedures at the date of determination divided by (b) the current accrued liabilities (excluding any current accrued liabilities classified as non-cash liabilities in accordance with GAAP) and accounts payable calculated in accordance with GAAP.

“Loan List”: The list of Receivables provided by the Borrower to the Administrative Agent and the Collateral Custodian, in the form of Schedule IV hereto, as such list may be amended, supplemented or modified from time to time in accordance with this Agreement.

“Loan-to-Value Ratio”: With respect to any Receivable, a fraction, expressed as a percentage, the numerator of which is equal to the original Outstanding Receivable Balance of such Receivable, and the denominator of which is equal to (A) the lesser of (i) the manufacturer’s suggested retail price and (ii) the actual sales price of the related Powersports Vehicle (for new vehicles) or (B) the lesser of (i) the NADA average retail value of the related Powersports Vehicle and (ii) the actual sales price of the related Powersports Vehicle (for used vehicles) (inclusive, in each case, of any “hard add-ons” that are permanently attached to the vehicle, but exclusive of any “soft add-ons”, such as warranty premiums, licensing and registration fees and any other expenses for items that are not permanently attached to the vehicle).

“Lockbox”: Defined in the Lockbox Agreement.

“Lockbox Account”: The lockbox account or blocked account maintained at the Lockbox Account Bank, subject to the Lockbox Agreement, for the purpose of receiving Collections, the details of which are set forth on Schedule II.

“Lockbox Account Bank”: U.S. Bank and such other financial institution that may from time to time become the Lockbox Account Bank hereunder with the prior written consent of the Administrative Agent.

“Lockbox Agreement”: The lockbox account agreement or account control agreement, among the Borrower, the Lockbox Account Bank and the Administrative Agent and pertaining to the Lockbox Account.

“Lockbox Bank Fees”: Fees payable to the Lockbox Bank for providing the Lockbox Account as set forth in the Lockbox Agreement.

“Lockbox Collection Percentage”: For any Collection Period, a fraction (expressed as a percentage and rounded up to the next 0.00 1%), (i) the numerator of which is the sum of payments made by Obligors with respect to the Receivables directly into the Lockbox Account during such Collection Period, and (ii) the denominator of which is all payments made by Obligors during such Collection Period.

“Make-Whole Fee”: The fee set forth as such in the Lender Fee Letter.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Originator, the Servicer or the Borrower, (b) the validity or enforceability of this Agreement or any other Transaction Document to which such entity is a party against the Originator, the Servicer or the Borrower or the validity, enforceability or collectibility of the Collateral taken as a whole or any material portion of the Collateral, (c) the rights and remedies of the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of the Borrower, the Originator or the Servicer to perform its obligations under this Agreement or any Transaction Document, or (e) the status, existence, perfection, priority (except for Permitted Liens) or enforceability of the Administrative Agent’s Lien on the Collateral.

“Maximum Advance Rate”: 80%.

“Maximum Availability”: At any time, an amount equal to the lesser of (i) the Maximum Facility Amount and (ii) the Borrowing Base.

“Maximum Facility Amount”: $25,000,000, as such amounts may be amended from time to time in accordance with the provisions hereof; provided that on or after the Termination Date, the Maximum Facility Amount shall mean zero.

“Measurement Date”: Each of the following: (i) the Closing Date; (ii) each Reporting Date; (iii) the date of any Borrowing Notice and (iv) the date of any notice that the Borrower intends to reduce the Advances Outstanding or the Maximum Facility Amount.

“Minimum Excess Spread Requirement”: As of any date of determination, 3.50%.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the preceding five years contributed to by the Borrower or any ERISA Affiliate thereof on behalf of its respective employees.

“Net Aggregate Outstanding Receivable Balance”: As of any determination date, an amount equal to the Aggregate Outstanding Receivable Balance less the Excess Concentration Amount.

“Net Loss Ratio”: As of the last calendar day of each Collection Period, the percentage equivalent of a fraction, (i) the numerator of which is equal to the product of (a) the difference between (1) the aggregate Outstanding Receivable Balance for all Receivables that became Defaulted Receivables during such Collection Period plus the aggregate Outstanding Receivable Balances for all repurchased Receivables which were Delinquent Receivables at the time of repurchase and subsequently became Defaulted Receivables during such Collection Period and (2) the aggregate Recoveries received during such Collection Period on any Receivables previously or currently pledged as Collateral and (b) 12, divided by (ii) the Aggregate Outstanding Receivable Balance at the beginning of such Collection Period. For the avoidance of doubt, if the Net Loss Ratio, as calculated pursuant to this definition, is a negative percentage for any Collection Period, such negative percentage (rather than zero) shall be used in calculating the three-month rolling average Net Loss Ratio.

“Obligor”: With respect to any Receivable, any Person or Persons obligated to make payments pursuant to or with respect to such Receivable, including any guarantor thereof.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Person providing the applicable certification.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are reasonably acceptable to the Administrative Agent.

“Originator”: Defined in the Preamble.

“Outstanding Receivable Balance”: As of any date of determination, (i) with respect to any Approved Loan, the outstanding principal balance of such Approved Loan and (ii) with respect to any Approved Lease, the book value of such Approved Lease (which shall equal the sum of (a) present value of the remaining Scheduled Payments under such Approved Lease discounted at the applicable APR for such Approved Lease and (b) the present value of the Residual Value of the related Powersports Vehicle discounted at the applicable APR for such Approved Lease). The Outstanding Receivable Balance of (i) any Prepaid Receivable which has been prepaid in full and (ii) any Defaulted Receivable (other than for the purpose of any repurchase obligation of the Borrower, the Servicer or the Originator or for the purpose of calculating the Net Loss Ratio) shall equal $0.

 “Payment Date”: Monthly on the 20th day of each calendar month, or, if such day is not a Business Day, the next succeeding Business Day, commencing January 20, 2009.

“Permitted Investments”: Negotiable instruments or securities or other investments that (i) except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Clearing Agency or such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) as of any date of determination, mature by their terms on or prior to the Business Day preceding the next Payment Date, and (iii) evidence:

(a)            direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b)            demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Borrower’s investment therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from each Rating Agency in the Highest Required Investment Category granted by each such Rating Agency;

(c)            commercial paper, or other short term obligations, having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency;

(d)            demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s of“P-1”, S&P of“A-1”, and Fitch of“F-1+”;

(e)            notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f)             investments in taxable money market funds or other regulated investment companies having, at the time of the Borrower’s investment therein, a rating of the Highest Required Investment Category from each Rating Agency; any such fund may be managed by the Collateral Custodian or its Affiliates;

(g) time deposits (having maturities of not more than 90 days) with an entity the commercial paper of which has, at the time of the Borrower’s investment therein, a rating of the Highest Required Investment Category granted by each Rating Agency (including Fitch if rated by Fitch);

(h)            Eligible Repurchase Obligations with a rating from Moody’s of “P-1”, S&P of“A-1”, and Fitch of“F-1+”; or

(i)            each Permitted Investment that may be purchased by or through the Collateral Custodian or its Affiliates.

“Permitted Liens”: Any of the following as to which no execution, levy or foreclosure proceeding shall have been commenced (a) with respect to any Related Property, Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) with respect to any Related Property, Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, and (c) Liens granted pursuant to or by the Transaction Documents.

“Person”: An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Powersports Vehicles”: (i) Motorcycles having an engine size/displacement equal to or in excess of 5 50cc, (ii) all-terrain vehicles having a four-stroke engine, and (iii) select Scooters.

“Predecessor Servicer Work Product”: Defined in Section 6.14(g).

“Prepaid Receivable”: Any Receivable (other than a Defaulted Receivable) that has been terminated or has been prepaid in full or in part prior to its scheduled expiration date.

“Prepayment Amount”: Defined in Section 6.4(b).

“Prepayments”: Any and all partial or full prepayments on or with respect to a Receivable (including, with respect to any Receivable and any Collection Period, any Scheduled Payment or portion thereof that is due in a subsequent Collection Period that the Servicer has received, and pursuant to the terms of Section 6.4(b) expressly permitted the related Obligor to make, in advance of its scheduled due date, and that will satisfy such Scheduled Payment on such due date).

“Principal Collections”: Any and all amounts of Collections received in respect of any principal due and payable under the Receivables or any portion of a rent payment allocable to principal, from or on behalf of Obligors that are deposited into the Collection Account (including, without limitation, Insurance Proceeds and the principal portion of any Scheduled Payment or of any repurchase amount paid by the Originator to repurchase a Receivable pursuant to the Sale Agreement or other sale of a Receivable in accordance with Section 5.2(m)), or received by or on behalf of the Borrower by the Servicer or the Originator in respect of a Receivable and all Recoveries, whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.

“Proceeds”: With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Program Fee”: The meaning provided in the Lender Fee Letter.

“Program Fee Rate”: The meaning provided in the Lender Fee Letter.

“Pro Rata Share”: With respect to a Lender, the percentage obtained by dividing the Commitment of such Lender by the aggregate Commitments of all the Lenders or, following the termination of all Commitments, the percentage obtained by dividing the outstanding principal amount of the Advances of such Lender by the aggregate Advances Outstanding.

“Qualified Institution”: A depository institution or trust company reasonably acceptable to the Administrative Agent, that is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) that has a debt rating equivalent to at least the Highest Required Investment Category or is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the FDIC.

“Rating Agency”: Each of S&P, Moody’s and Fitch.

“Receivable”: The Borrower’s right to all payments under (i) an Approved Loan or (ii) an Approved Lease, as applicable, including, without limitation, the right to receive Scheduled Payments, Prepayments, Recoveries and other Collections with respect thereto.

“Receivable Checklist”: The list delivered by or on behalf of the Borrower to the Collateral Custodian that identifies the following with respect to each Receivable: (i) name, mailing address and FICO score of the related Obligor, (ii) original Outstanding Receivable Balance, (iii) loan/lease number, (iv) Receivable Rate, (v) maturity date, (vi) the underlying type of Powersports Vehicle, (vii) each of the items contained in the related Required Loan File, (viii) whether the Receivable is an Approved Loan or an Approved Lease, (ix) the actual sales price of the underlying Powersports Vehicle, (x) if different than the actual sales price thereof, the manufacturer’s suggested retail price (for new vehicles) or NADA Average Retail value (for used vehicles) of the underlying Powersports Vehicle and (xi) whether the related Powersports Vehicle is subject to any certificate of title laws.

“Receivable Rate”: For any Collection Period, (i) with respect to each Approved Loan, the current cash pay interest rate of such Receivable in such period, as specified in the related Underlying Instruments and (ii) with respect to each Approved Lease, the applicable APR.

“Records”: All documents relating to the Receivables, including books, records and other information executed in connection with the origination or acquisition of the Receivables and Related Security or maintained with respect to the Receivables and Related Security and the related Obligors that the Borrower, the Originator or the Servicer have generated, in which the Borrower has acquired an interest pursuant to the Sale Agreement or in which the Borrower or the Servicer have otherwise obtained an interest.

“Recoveries”: With respect to any Defaulted Receivable, the positive difference between (i) any proceeds from the sale or other disposition of the related Powersports Vehicle, the proceeds of any related Insurance Policy (other than proceeds due to the Originator or the Borrower relating to liability coverage in excess of amounts necessary to make Scheduled Payments with respect to the related Receivable), any amounts received from the related Obligor or a personal guarantor after the Receivable becomes a Defaulted Receivable (including any recoveries from the related Obligor as a result of litigation), any other recoveries with respect to such Defaulted Receivable, the Related Property, and amounts representing late fees and penalties, and (ii) any Liquidation Expenses and amounts, if any, received that are required under such Defaulted Receivable to be refunded to the related Obligor.

“Register”: Defined in Section 13.16.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §22 1, or any successor regulation.

“Related Property”: With respect to a Receivable, any property or other assets designated and pledged as collateral to secure repayment of such Receivable including, without limitation, the related Powersports Vehicle (whether subject to an Approved Lease or an Approved Loan) and all Proceeds from any sale or other disposition of such property or other assets.

“Related Security”: As used (1) in the Sale Agreement, all right, title and interest of the Originator in and to the items set forth in clauses (a) through (d) and (h) hereof, and (2) herein, all of the Borrower’s right, title and interest in and to:

(a)            all Related Property securing the Receivables and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof and all liquidation proceeds;

(b)            the Required Loan Files and Servicing Files related to the Receivables and all Records;

(c)            all Insurance Policies with respect to any Receivable;

(d)            the Accounts, together with all cash and investments therein;

(e)            the Sale Agreement (including, without limitation, rights of recovery of the Borrower against the Originator);

(f)            the assignment to the Administrative Agent, as agent for the Secured Parties, of all UCC financing statements filed by the Borrower against the Originator under or in connection with Sale Agreement;

(g)            all records (including computer records) with respect to the foregoing; and

(h)            all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Reporting Date”: The date that is five (5) Business Days prior to each Payment Date, or, if such day is not a Business Day, the immediately preceding Business Day.

“Request for Release”: Defined in Section 8.8(a).

“Required Lenders”: The Lenders representing an aggregate of more than 66.67% of the aggregate Commitments of the Lenders then in effect or, following termination of the Commitments, of the aggregate Advances Outstanding.

“Required Loan File”: For each Receivable, the following documents or instruments:

(a)            the Underlying Instruments evidencing such Receivable (including any amendments thereto);

(b)            a true and complete copy of each related guaranty or security agreement;

(c)            if the related Powersports Vehicle is not subject to any certificate of title laws, the file stamped or acknowledged UCC financing statement(s) or, if the Originator has not received the file stamped or acknowledged UCC financing statement(s), a true and complete copy of the UCC financing statement(s) delivered to the related filing office with respect to the related Powersports Vehicle; provided that if a true and complete copy of the applicable UCC financing statement(s) is provided pursuant to this clause (c), a file stamped or acknowledged UCC financing statement(s) shall be provided within sixty (60) days of the date of origination of the related Receivable;

(d)            if the related Powersports Vehicle is subject to any certificate of title laws, the Certificate of Title related to such Powersports Vehicle or, if the Originator has not received the Certificate of Title related to such Powersports Vehicle, an Application for Certificate of Title;

(e)            a true and complete copy of the Insurance Policy or insurance certificate evidencing that an Insurance Policy is in place, in each case to the extent applicable for the related Receivable, as set forth on the Receivable Checklist;

(f)            the credit file relating to such Receivable and the related Obligor (including the FICO score of the related Obligor); and

(g) such other documents as the Administrative Agent may reasonably require in response to changes in the Approved Loan or Approved Lease origination or documentation process of the Originator after the Closing Date (as indicated to the Collateral Custodian in writing).

“Required Reports”: Collectively, the Servicing Report, the Servicer’s Certificate required pursuant to Section 6.9(c), the annual statements as to compliance required pursuant to Section 6.10, and the annual independent public accountant’s report required pursuant to Section 6.11.

“Residual Value”: For each Approved Lease, the residual value of the applicable Powersports Vehicle stated on the Underlying Instruments related to such Approved Lease, subject to the Originator’s underwriting guidelines.

“Responsible Officer”: With respect to any Person, any president, vice president, corporate secretary or treasurer of such Person and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Review Criteria”: Defined in Section 8.2(b)(i).

“Revolving Period”: The period commencing on the Closing Date and ending on the day preceding the Termination Date.

“S&P”: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Agreement”: The Purchase and Contribution Agreement, dated as of the date hereof, between the Originator and the Borrower.

“Scheduled Payment”: With respect to a Receivable, each monthly scheduled payment of principal and/or interest or rent required to be made by the related Obligor thereunder, which fully redeem the repayment obligations of the related Obligor by the stated maturity date of such Receivable.

“Scooter”: A two-wheeled gasoline or electric powered vehicle having (i) a platform for the operator’s feet or integrated footrests, (ii) a step-through architecture, (iii) engine size/displacement greater than 50cc or the equivalent and (iv) a classification as a “motorcycle” by the U.S. Department of Transportation.

“Secured Party”: (i) Each Lender, (ii) the Administrative Agent and (iii) each Liquidity Bank.

“Securities Account”: The meaning specified in Section 8-50 1 of the UCC.

“Securities Account Control Agreement”: The Securities Account Control Agreement, dated as of the date hereof, among the Borrower, the Servicer, the Administrative Agent and U.S. Bank, as the Securities Intermediary.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities and Exchange Commission”:The U.S. Securities and Exchange Commission.

“Securities Intermediary”: (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Security”: The meaning specified in Section 9-102(a)(15) of the UCC.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Servicer”: Sparta and each successor thereto appointed as Successor Servicer (including, for the avoidance of doubt, the Backup Servicer upon its appointment as successor Servicer) pursuant to Section 6.14(a).

“Servicer Default”: Defined in Section 6.13.

“Servicer Termination Notice”: Defined in Section 6.13.

“Servicer’s Certificate”: Defined in Section 6.9(c).

“Servicing Fee”: The servicing fee payable to the Servicer on each Payment Date in arrears in respect of the immediately preceding Collection Period, which fee shall be equal to the product of (i) 1.00%, (ii) the average daily Aggregate Outstanding Receivable Balance during the related Collection Period and (iii) the actual number of days in such Collection Period divided by 360; provided that, if Lyon becomes the Successor Servicer pursuant to the terms of this Agreement, the Servicing Fee shall equal the “Successor Servicer Administration Fee” set forth in the Backup Servicer Fee Letter.

“Servicing File”: For each Receivable, copies of each of the documents included in the Required Loan File definition.

“Servicing Report”: Defined in Section 6.9(b).

“Servicing Standard”: With respect to any Receivables, to service and administer such Receivables in accordance with the Underlying Instruments and all customary and usual servicing practices (a) which are consistent with the higher of: (i) the customary and usual servicing practices that a prudent lender would use in servicing loans and leases like the Receivables for its own account, and (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans and leases for its own account or for the account of others; and (b) with a view to maximize the value of the Receivables; provided that, with respect to any Successor Servicer, the “Servicing Standard” shall be the same care, skill and diligence with which such Successor Servicer services and administers loans for its own account or for the account of others.

“Servicing Term”: Defined in Section 6.1(e).

“Servicing Term Renewal Notice”: Defined in Section 6.1(e).

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 10 1(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Sparta”: Sparta Commercial Services, Inc., a Nevada corporation.

“Spread Account”: The trust account created pursuant to Section 6.4(j).

“Subsidiary”: As to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Successor Servicer”: Defined in Section 6.14(a).

“Tangible Net Worth”: With respect to any Person, as of any date of determination, the total equity of such Person as of such date (including all subordinated debt maturing after the Facility Termination Date) less the goodwill and other intangibles, if any, all determined on a consolidated basis in accordance with GAAP.

“Tangible Net Worth Floor”: Defined in Section 5.4(q).

“Tape”: Defined in Section 7.2(b)(ii).

“Taxes”: Any present or future taxes, levies, imposts, duties, charges, deductions, withholdings, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Termination Date”: The earliest of (a) the date of the termination by the Borrower in whole of the Maximum Facility Amount pursuant to Section 2.3(a), (b) the Business Day designated by the Borrower to the Administrative Agent as the Termination Date at any time following two (2) Business Days’ prior written notice thereof to the Administrative Agent, (c) the Facility Termination Date or such other date to which such date is extended in accordance with Section 2.1(b), and (d) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(a) as a result of the occurrence of a Termination Event.

“Termination Event”: Defined in Section 10.1.

“Transaction”: Defined in Section 3.2.

“Transaction Documents”: This Agreement, the Sale Agreement, the Securities Account Control Agreement, any Joinder Supplement, the Lockbox Agreement, the Lender Fee Letter, the Backup Servicer Fee Letter, the Collateral Custodian Fee Letter, the Collection Account Bank Fee Letter, each Hedging Agreement, each Lienholder Nominee Agreement and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transition Expenses”: The reasonable costs (including reasonable attorneys’ fees) and engagement fees of the Backup Servicer incurred in connection with transferring the servicing obligations under this Agreement and amending this Agreement to reflect such transfer, in an amount not to exceed $50,000.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(l8) of the UCC.

“Underlying Instruments”: The retail installment contract, motor vehicle lease agreement or other agreement pursuant to which a Receivable has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Receivable or of which the holders of such Receivable are the beneficiaries.

“United States”: The United States of America.

“Unmatured Termination Event”: Any event that, which with the giving of notice or the lapse of time, or both, would become a Termination Event.

“Unused Fee”: The fee set forth as such in the Lender Fee Letter.

“Upfront Fee”: The fee set forth as such in the Lender Fee Letter.

“U.S. Bank”: Defined in the Preamble.

“Warranty Event”: As to any Receivable, the discovery that, as of the Funding Date for such Receivable, such Receivable did not constitute an Eligible Receivable and the failure of the Borrower to cure such breach, or cause the same to be cured, within thirty (30) days after the earlier to occur of the Borrower’s receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof.

“Warranty Receivable”: Any Receivable that fails to satisfy any criteria of the definition of Eligible Receivable as of the applicable Funding Date of such Receivable or any Receivable with respect to which a Warranty Event has occurred.

Section 1.2.       Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3.       Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4.       Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a)            the singular number includes the plural number and vice versa;

(b)            reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c)            reference to any gender includes each other gender;

(d)            reference to day or days without further qualification means calendar days;

(e)            reference to any time means New York City time;

(f)            reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(g) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

ARTICLE II

THE FACILITY
Section 2.1.       Borrowings.

(a) During the Revolving Period, the Borrower may, at its option, request the Lenders to make advances of funds (each, an “Advance”) pursuant to a Borrowing Notice delivered to the Administrative Agent. Following the receipt of a Borrowing Notice, the Administrative Agent shall promptly notify the Lenders of receipt thereof, and subject to the terms and conditions hereinafter set forth, the Lenders shall fund such Advance. Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed the Lender’s unused Commitment then in effect.

(b)            The Borrower may, within 90 days but not less than 60 days prior to the Facility Termination Date, by written notice to the Administrative Agent, make a request for each Lender to extend the Facility Termination Date for an additional period of 364 days. The Administrative Agent shall promptly notify each Lender of receipt of such notice. The Administrative Agent and each Lender shall make a determination, in their sole discretion, within 30 days of the date of the Borrower’s request for such extension, as to whether or not it will agree to the applicable extension requested, and shall notify the Borrower if they have agreed to the applicable extension requested. The failure of the Administrative Agent or any Lender to provide timely notice of its decision to the Borrower shall be deemed to constitute a refusal by the Administrative Agent or such Lender, as applicable, to extend the applicable date. The Borrower confirms that the Administrative Agent and each Lender, in their sole and absolute discretion, without regard to the value or performance of the Collateral or any other factor, may elect not to extend the Facility Termination Date. The Administrative Agent shall give prompt notice to the Backup Servicer and the Collateral Custodian as to whether or not the Facility Termination Date has been extended.

(c)            The Borrower may, with the written consent of the Administrative Agent and the applicable Lender, add additional Persons as Lenders or cause an existing Lender to increase its Commitment in connection with a corresponding increase in the Maximum Facility Amount. Each additional Lender shall become a party hereto by executing and delivering to the Administrative Agent and the Borrower a Joinder Supplement.

(d) Upon request of the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent, on behalf of the Lenders, a duly executed variable funding note in form and substance acceptable to the Administrative Agent in its sole discretion.

Section 2.2.       Procedures for Advances by Lenders.

(a)            No later than 11:00 a.m. two (2) Business Days prior to the related Funding Date, the Borrower (or the Servicer on its behalf) shall deliver:

(i)            to the Administrative Agent, the Backup Servicer and the Collateral Custodian, written notice of such proposed Funding Date (including a duly completed Borrowing Base Certificate updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof);

(ii)            to the Administrative Agent, a wire disbursement and authorization form, to the extent not previously delivered; and

(iii) to the Administrative Agent and the Collateral Custodian, a duly completed Borrowing Notice which shall (a) specify the desired amount of such Advance (which amount must be at least equal to $250,000), to be allocated to each Lender in accordance with its Pro Rata Share, (b) specify the proposed Funding Date of such Advance, (c) specify the Receivables to be financed on such Funding Date (including the appropriate Receivable number and Outstanding Receivable Balance for each Receivable) and (d) include a representation that all conditions precedent for an Advance described in Article III hereof have been met.

(b)            Each Borrowing Notice shall be irrevocable. If any Borrowing Notice is received by the Administrative Agent after 11:00 a.m. two (2) Business Days prior to the related Funding Date or on a day that is not a Business Day, such Borrowing Notice shall be deemed to be received by the Administrative Agent at 9:00 a.m. on the next Business Day.

(c)            On the proposed Funding Date, subject to the limitations set forth in Section 2.1(a) and upon satisfaction of the applicable conditions set forth in Article III, each Lender shall make available to the Borrower in immediately available funds, at such bank or other location reasonably designated by the Borrower in the Borrowing Notice given pursuant to this Section 2.2, an amount equal to such Lender’s Pro Rata Share of the least of (i) the amount requested by the Borrower for such Advance, and (ii) an amount equal to the Availability on  such Funding Date. Each Lender may fund an Advance hereunder through the issuance of Commercial Paper Notes or pursuant to a draw under a Liquidity Agreement, as determined in such Lender’s sole and absolute discretion. The Lender acknowledges that, as of the Closing Date, it intends to fund the Advances through the issuance of Commercial Paper Notes.

(d) On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

Section 2.3.       Reduction of the Maximum Facility Amount; Optional Repayments.

(a)            The Borrower shall be entitled at its option, at any time, to terminate in whole or reduce in part the portion of the Maximum Facility Amount that exceeds the Advances Outstanding and accrued and unpaid Carrying Costs; provided that (i) the Borrower shall give 10 Business Days’ prior written notice of such termination or reduction to the Administrative Agent, (ii) any partial reduction of the Maximum Facility Amount shall be in an amount equal to $5,000,000 and in integral multiples of $1,000,000 in excess thereof, and (iii) the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, any applicable Early Termination Fee and any applicable Exit Fee with respect thereto. Any request for a reduction or termination pursuant to this Section 2.3(a) shall be irrevocable. The Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share of the aggregate amount of any reduction under this Section 2.3(a).

(b)            The Borrower shall be entitled at its option, at any time, to reduce the Advances Outstanding; provided that (i) the Borrower shall give two (2) Business Days’ prior written notice of such reduction to the Administrative Agent and Collateral Custodian and (ii) any reduction of the Advances Outstanding shall be in a minimum amount of $250,000 and in integral multiples of $1,000 in excess thereof; provided that the Advances Outstanding shall not be less than $250,000 at any time (unless the Advances Outstanding are being reduced to $0). In connection with any such reduction of Advances Outstanding, the Borrower shall deliver to the Administrative Agent (i) instructions to reduce such Advances Outstanding and (ii) funds sufficient to repay such Advances Outstanding and all due and unpaid Interest, Unused Fees, Make-Whole Fees, Early Termination Fees and Breakage Costs (if any) related to such reduced Advances Outstanding. The Administrative Agent shall promptly notify the Lenders of receipt of such instructions and shall apply amounts received from the Borrower pursuant to this Section 2.3(b) to the payment of the Facility Amount related to the Advances Outstanding being repaid pursuant to this Section 2.3(b). Any such written notice of a reduction relating to any repayment pursuant to this Section 2.3(b) shall be irrevocable.

Section 2.4.       Determination and Payment of Interest.

The Administrative Agent shall determine, in accordance with the terms of this Agreement, the Interest Rate and the Interest to be paid by the Borrower with respect to each Advance on each Payment Date for the related Accrual Period and shall advise the Servicer, the Borrower and each Lender thereof not later than 5:00 p.m. on the fifth (5th) Business Day following the end of each Collection Period.

Section 2.5.       Notations.

The Administrative Agent is hereby authorized to enter on a schedule attached to any note delivered by the Borrower pursuant to Section 2.1 a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to each Advance made by each Lender of (a) the date and principal amount thereof and (b) each payment and repayment of principal thereof. Any such recordation shall, absent manifest error, constitute prima facie evidence of the Advances Outstanding. The failure of the Administrative Agent to make any such recordation shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with the terms set forth herein.

Section 2.6.       Principal Repayments.

(a)            Unless sooner prepaid pursuant to Section 2.3(b), Section 2.7, Section 2.8  or Section 10.2, the Advances Outstanding shall be due and payable in full on the Termination Date.

(b)            If at any time the Advances Outstanding exceed the Maximum Availability (including as a result of an Eligible Receivable becoming a Defaulted Receivable), the Borrower shall within two (2) Business Days of its knowledge of such occurrence deposit such amount into the Collection Account required to reduce the Advances Outstanding to an amount less than or equal to the Maximum Availability.

Section 2.7.       Settlement Procedures During the Revolving Period.

On each Payment Date during the Revolving Period, the Servicer shall direct the Collection Account Bank, subject to the consent of the Administrative Agent, to pay pursuant to the Servicing Report (and the Collection Account Bank shall make payment from the Collection Account to the extent of Available Funds in reliance on the information set forth in such Servicing Report) to the following Persons, the following amounts in the following order of priority:

(1)            to any Hedge Counterparty, if applicable, amounts due under any outstanding Hedging Agreement (other than breakage costs) except for any unpaid fees, expenses or amounts owed as a consequence of an event of default or termination event under an outstanding Hedging Agreement or otherwise due upon termination of such Hedging Agreement;

(2)           pro rata in accordance with the amounts due under this clause, to the Backup Servicer, the Collateral Custodian, the Lockbox Bank and the Collection Account Bank, in an amount equal to (a) any accrued and unpaid Backup Servicing Fees, Collateral Custodian Fees, Collection Account Bank Fees, Lockbox Bank Fees and Transition Expenses, and (b) up to an amount not to exceed $100,000 in the aggregate since the Closing Date, incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to their respective duties as Backup Servicer, Collateral Custodian, the Lockbox Bank or Collection Account Bank hereunder, in respect of which the Backup Servicer, the Collateral Custodian, the Lockbox Bank or the Collection Account Bank, as applicable, has provided prior written notice to each of the Servicer and the Administrative Agent, for the payment thereof;

(3)           pro rata in accordance with the amounts due under this clause, to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees and, if Lyon becomes the Successor Servicer, with the prior written consent of the Administrative Agent, any unreimbursed out-of-pocket expenses of such Successor Servicer;

(4)            to the Administrative Agent, on behalf of the Lenders, in an amount equal to any accrued and unpaid Interest, the Unused Fee, the Make-Whole Fee and any other fees, expenses or other amounts due and payable to the Administrative Agent;

(5)            to each applicable Hedge Counterparty, any unpaid fees, expenses or amounts owed as a consequence of an event of default or termination event under an outstanding Hedging Agreement or otherwise due upon termination of such Hedging Agreement;

(6)            to the Lenders, in an amount equal to (if any) the positive difference between the Advances Outstanding on such Payment Date over the Borrowing Base;

(7)            to the extent not paid in clause (2) above, pro rata in accordance with the amounts due under this clause to the Administrative Agent, any applicable Lender, the Backup Servicer, the Collateral Custodian, the Lockbox Bank, the Collection Account Bank, the Successor Servicer, the Indemnified Parties or the Secured Parties, all other amounts, including any Increased Costs, Taxes or Indemnified Amounts, but other than the principal of Advances Outstanding, then due under this Agreement or the other Transaction Documents;

(8)            to the Spread Account, the amount, if any, equal to the cost of entering into one or more Hedging Agreement(s) with respect to that portion of the Aggregate Outstanding Receivable Balance either (i) that is not subject to one or more Hedging Agreement(s) on such Payment Date or (ii) with respect to which sufficient proceeds to enter into one or more Hedging Agreement(s) are not in the Spread Account on such Payment Date, in each case pursuant to the terms of Section 5.1(n);

(9)           pro rata in accordance with the amounts due under this clause, to any Successor Servicer, any reimburseable expenses of such Successor Servicer and to the Servicer (and any Successor Servicer), any outstanding, unreimbursed Liquidation Expenses; and

(10)            after giving effect to the acquisition of any Receivables to be made on such date, to the extent that, after giving effect to such release, the Availability would exceed $0, any remaining amounts shall be distributed (i) to the Borrower to fund the acquisition of any Receivables pledged as Collateral or (ii) as directed by the Borrower, to the reduction of the Advances Outstanding or otherwise.

Section 2.8.       Settlement Procedures During the Amortization Period.

On each Payment Date during the Amortization Period, the Servicer shall direct the Collection Account Bank, subject to the consent of the Administrative Agent, to pay pursuant to the Servicing Report (and the Collection Account Bank shall make payment from the Collection Account to the extent of Available Funds in reliance on the information set forth in such Servicing Report) to the following Persons, the following amounts in the following order of priority:

(1)            to any Hedge Counterparty, if applicable, amounts due under any outstanding Hedging Agreement (other than breakage costs);

(2)           pro rata in accordance with the amounts due under this clause, to the Backup Servicer, the Collateral Custodian, the Lockbox Bank and the Collection Account Bank in an amount equal to (a) any accrued and unpaid Backup Servicing Fees, Collateral Custodian Fees, Collection Account Bank Fees, Lockbox Bank Fees and Transition Expenses, and (b) up to an amount not to exceed $100,000 in the aggregate since the Closing Date, incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to their respective duties as Backup Servicer, Collateral Custodian, the Lockbox Bank or Collection Account Bank hereunder, in respect of which the Backup Servicer, the Collateral Custodian, the Lockbox Bank and the Collection Account Bank, as applicable, has provided prior written notice to the Servicer and the Administrative Agent, for the payment thereof;

(3)           pro rata in accordance with the amounts due under this clause, to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees and, if Lyon becomes the Successor Servicer, with the prior written consent of the Administrative Agent, any unreimbursed out-of-pocket expenses of such Successor Servicer;

(4)            to the Administrative Agent, on behalf of the Lenders, in an amount equal to any accrued and unpaid Interest, the Unused Fee, the Make-Whole Fee and any other fees, expenses or other amounts due and payable to the Administrative Agent;

(5)            to each applicable Hedge Counterparty, any unpaid fees, expenses or amounts owed as a consequence of an event of default or termination event under an outstanding Hedging Agreement or otherwise due upon termination of such Hedging Agreement;

(6)            to the Administrative Agent, for the account of each applicable Lender, in an amount necessary to reduce the Advances Outstanding to zero;

(7)            to the extent not paid in clause (2) above, pro rata in accordance with the amounts due under this clause to the Administrative Agent, any applicable Lender, the Backup Servicer, the Collateral Custodian, the Lockbox Bank, the Collection Account Bank, the Successor Servicer, the Indemnified Parties or the Secured Parties, all other amounts, including any Increased Costs, Taxes or Indemnified Amounts, then due under this Agreement or the other Transaction Documents;

(8)           pro rata in accordance with the amounts due under this clause, to any Successor Servicer, any reimburseable expenses of such Successor Servicer and to the Servicer (and any Successor Servicer), any outstanding, unreimbursed Liquidation Expenses; and

(9)            any remaining amounts shall be distributed to the Borrower.

Section 2.9.       Collections and Allocations.

(a)            Collections. The Servicer shall direct each Obligor on any Receivables owned by the Borrower to make payments only to the Lockbox or the Lockbox Account listed on Schedule II. The Lockbox Account shall be subject to the Lockbox Agreement. The Borrower and the Servicer shall transfer, or cause to be transferred, all Collections received in the Lockbox Account or received directly by it to the Collection Account by the close of business on the Business Day after such Collections are received (or, in the case of Lyon as the Successor Servicer, on the second Business Day after receipt). The Servicer shall further include a statement as to the amount of Collections received into the Lockbox Account and on deposit in the Collection Account on each Reporting Date in the Servicing Report delivered pursuant to Section 6.9(b).

(b)            Excluded Amounts. With the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent a report (a copy of which (together with the written consent of the Administrative Agent) will be provided by the Servicer to the Backup Servicer and Collateral Custodian) setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent.

(c)            Initial Deposits. On the Funding Date with respect to any Receivable, the Servicer will direct the Collection Account Bank in writing to deposit into the Collection Account all Collections received in respect of such Receivable after the applicable cut-off date established in connection with the acquisition thereof (if other than the Funding Date) and delivered to the Collection Account Bank.

(d)            Investment of Funds. Until the occurrence of a Termination Event, to the extent there are uninvested amounts deposited in the Collection Account and the Spread Account, all such amounts may be invested in Permitted Investments selected by the initial Servicer in written instructions delivered to the Collection Account Bank (which may be in the form of standing instructions); from and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Collection Account or the Spread Account, all such amounts may be invested in Permitted Investments selected by the Administrative Agent. All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account or the Spread Account, as applicable, and shall be applied on each Payment Date pursuant to the provisions of Section 2.7 and Section 2.8, as applicable. All investments shall be subject to availability. Absent receipt of instructions as contemplated herein, the Collection Account Bank shall have no obligation to invest any funds. The Collection Account Bank shall have no responsibility for the performance of any Permitted Investment.

Section 2.10.       Payments, Computations, Etc.

(a)            Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the initial Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. on the day when due in lawful money of the United States in immediately available funds and any amount not received before such time shall be deemed received on the next Business Day. The Borrower or the initial Servicer, as applicable, shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at the Default Rate upon written notice of same, as applicable, payable on demand; provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of the applicable Secured Party. All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days for the actual number of days elapsed.

(b)            Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be.

(c) If any Advance requested by the Borrower pursuant to Section 2.2 is not effectuated as a result of the Borrower’s actions or failure to fulfill any condition under Section 3.2, as the case may be, on the date specified therefor, the Borrower shall indemnify the applicable Lenders against any reasonable direct loss, cost or expense actually incurred by such Lenders (or their related Liquidity Banks), including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Lender to fund or maintain such Advance.

Section 2.11.       Fees.

(a)            The Originator or the Borrower, as applicable, agrees to pay to the Administrative Agent the Upfront Fee, the Commitment Fee, the Due Diligence Fee and such other and further fees as set forth in the Lender Fee Letter at the dates and times set forth therein, including but not limited to the Unused Fee, the Make-Whole Fee, the Exit Fee, the Increase Fee and the Early Termination Fee.

(b)            The Borrower shall pay to Mayer Brown LLP as counsel to the Administrative Agent on the Closing Date, its reasonable fees and out-of-pocket expenses (which are estimated in good faith to be between $125,000 and $150,000)). The Borrower shall pay, on the Closing Date, the acceptance fees and reasonable legal fees of the Collateral Custodian, the Lockbox Bank and the Backup Servicer.

Section 2.12.       Increased Costs Capital Adequacy Illegality.

(a)            If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law after the date of this Agreement or (ii) the compliance by a Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued after the date of this Agreement, shall (a) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Lender under this Agreement or any other Transaction Document or (b) impose any other condition affecting the ownership or security interest in the Collateral conveyed to the Lenders hereunder or any Lender’s rights hereunder or under any other Transaction Document, the result of which is to increase the cost to any Lender or to reduce the amount of any sum received or receivable by a Lender under this Agreement or under any other Transaction Document, then on the Payment Date following demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such additional or increased cost incurred or such reduction suffered.

(b)            If either (i) after the date of this Agreement the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Lender with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law) arising from a change after the date of this Agreement, including, without limitation, compliance by a Lender with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Lender as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Lender could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy) by a material amount, then on the Payment Date following demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such reduction. For the avoidance of doubt, if the issuance after the date of this Agreement of any amendment or supplement to Interpretation No. 46 or to Statement of Financial Accounting Standards No. 140 by the Financial Accounting Standards Board or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Originator or the Borrower with the assets and liabilities of any Lender, or shall otherwise impose on any Lender any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Lender may base a claim for reimbursement under this Section 2.12.

(c) If as a result of any event or circumstance such as those described in clause (a) or (b) of this Section 2.12, any Lender is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Lender in connection with this Agreement or the funding or maintenance of Advances hereunder, then on the Payment Date at least ten (10) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as may be necessary to reimburse such Lender for any amounts payable or paid by it.

(d)            In determining any amount provided for in this Section 2.12, the Lender may use any reasonable averaging and attribution methods. Any Lender making a claim under this Section 2.12 shall submit to the Servicer a written description in reasonable detail as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.

(e)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand or receive such compensation. The Borrower shall not be required to compensate any Person for any loss, cost or expense under this Section unless a claim therefor has been made within 180 days of knowledge (or, the date on which such Person reasonably should have known) thereof by such Person.

Section 2.13.       Taxes.

(a)            All payments made by the Borrower or the Servicer (on behalf of the Borrower) under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required by law to be withheld from any amounts payable hereunder, then the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made; provided that no Additional Amount shall be payable hereunder to any Person to the extent such amount is payable as a result of the failure of such Person to comply with Sections 2.13(d) or (e). The Borrower shall withhold the full amount of such Taxes from such payment (as increased by the Additional Amounts) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with Applicable Law. The foregoing obligation to pay Additional Amounts with respect to payments required to be made by the Borrower under this Agreement will not, however, apply with respect to net income taxes, franchise taxes or branch profits taxes imposed on the Administrative Agent or any Lender.

(b)            The initial Servicer will indemnify (and to the extent the indemnification provided by the Servicer is insufficient, the Borrower will indemnify) each Lender for the full amount of Taxes payable by such Persons in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that no indemnification shall be payable hereunder to any Person to the extent such amount is payable as a result of the failure of such Person to comply with Sections 2.13(d) or (e). All payments in respect of this indemnification shall be made on the Payment Date following the date a written invoice therefor is delivered to the Borrower.

(c)            Within 30 days after the date of any payment by the Borrower of any Taxes, the Borrower will furnish to the Administrative Agent appropriate evidence of payment thereof.

(d)            If any Lender is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, such Lender shall deliver to the Borrower, with a copy to the Administrative Agent, the Collateral Custodian and the Servicer, (i) on or before the date such Lender becomes party to the applicable Transaction Documents and thereafter upon the reasonable request of the Borrower or Administrative Agent, two (2) (or such other number as may from time to time be prescribed by Applicable Law) duly completed originals of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of, or within 15 days after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.13(d), originals (in such numbers as may from time to time be prescribed by Applicable Law or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Law to permit the Borrower to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes (and, in either case, the Borrower shall be permitted to withhold, without penalty or liability, amounts it deems reasonably necessary if such documentation is not delivered hereunder).

(e)            If any Lender is a “United States person” within the meaning of Section 7701(a)(30) of the Code, such Lender shall deliver to the Borrower, with a copy to the Administrative Agent, the Collateral Custodian and the Servicer, (i) on or before the date such Lender becomes party to the applicable Transaction Documents and thereafter upon the reasonable request of the Borrower or Administrative Agent, two (or such other number as may from time to time be prescribed by Applicable Law) duly completed originals of IRS Form W-9 (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender without deduction for backup withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of, or within 15 days after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.13(e), originals (in such numbers as may from time to time be prescribed by Applicable Law or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Law to permit the Borrower to make payments hereunder for the account of such Lender without deduction for backup withholding of United States federal income or similar Taxes (and, in either case, the Borrower shall be permitted to withhold, without penalty or liability, amounts it deems reasonably necessary if such documentation is not delivered hereunder).

(f)            If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.13, then, on the Payment Date following any written demand by each applicable Lender, the Borrower shall pay to each applicable Lender such additional amount or amounts as may be necessary to reimburse each such Lender for any amounts paid by them to such bank or financial institution.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and the Servicer contained in this Section 2.13 shall survive the termination of this Agreement.

Section 2.14.       Assignment of the Sale Agreement.

The Borrower hereby collaterally assigns to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Sale Agreement and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Administrative Agent for the benefit of the Secured Parties its right to indemnification under the Sale Agreement. The Borrower confirms that at any time on or after the occurrence of a Termination Event, the Administrative Agent on behalf of the Secured Parties, shall have the sole right to enforce the Borrower’s rights and remedies under the Sale Agreement and any UCC financing statements filed thereunder or for the benefit of the Secured Parties in connection therewith.

Section 2.15.       Repurchase of Receivables.

Within two (2) Business Days of the earlier to occur of (i) the date on which written notice that a Receivable has become subject to a Warranty Event shall have been received by the Servicer from any Person or (ii) the date on which a Responsible Officer of the Servicer, the Borrower or the Originator acquires actual knowledge thereof, the Originator (or the Borrower on its behalf) shall make a deposit to the Collection Account (for allocation pursuant to Section 2.7 or Section 2.8, as applicable) in immediately available funds in an amount equal to the Outstanding Receivable Balance of such Receivable on the date of such payment, and any accrued and unpaid interest and fees thereon.

ARTICLE III

CONDITIONS TO CLOSING AND ADVANCES

Section 3.1.        Conditions to Closing and Initial Advance.

No Lender shall be obligated to make the initial Advance hereunder nor shall any Lender, the Administrative Agent, the Backup Servicer, the Collateral Custodian or the Collection Account Bank be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by the Administrative Agent:

(a) Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the schedule of condition precedent documents attached hereto as Schedule I, each in form and substance reasonably satisfactory to the Administrative Agent;

(b)            The Administrative Agent shall have received (i) reasonably satisfactory evidence that the Borrower, the Originator and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower, the Originator and the Servicer in form and substance reasonably satisfactory to the Administrative Agent affirming that no such consents or approvals are required;

(c)            The Borrower, the Servicer and the Originator shall each be in compliance in all material respects with all Applicable Laws and shall have delivered to the Administrative Agent and each Lender as to this and other closing matters a certification in the form of Exhibits E-1 and E-2, as applicable;

(d)            The Borrower and the Servicer shall have delivered to the Administrative Agent duly executed Powers of Attorney in the form of Exhibits F-1 and F-2, as applicable;

(e)            The Borrower, the Servicer and the Originator shall each have delivered to the Administrative Agent a certificate as to Solvency in the form of Exhibits D-1 and D-2, as applicable;

(f)            The Collection Account and the Lockbox Account shall be opened and the Borrower shall have delivered to the Administrative Agent fully-executed copies of the Securities Account Control Agreement and the Lockbox Agreement;

(g)            The Servicer shall have delivered to the Administrative Agent and the Backup Servicer its current Credit and Collection Policy, and the Administrative Agent shall have received acceptable results from its due diligence examinations and background checks (including without limitation, legal, regulatory and accounting reviews);

(h)            All fees and expenses due and payable by the Borrower, the Servicer and the Originator as of the Closing Date pursuant to Section 2. 11 and the Lender Fee Letter shall have been received by the applicable party;

(i)            The Servicer shall have delivered a sample Servicing File to the Administrative Agent which shall be reasonably satisfactory to the Administrative Agent;

(j)            A confirmation letter shall have been received by the Administrative Agent from S&P confirming that its rating of Autobahn Funding Company LLC’s Commercial Paper Notes will remain “A-1 ”; and

(k)            The Borrower shall have delivered to the Administrative Agent executed copies of (i) the Lienholder Nominee Agreement prior to the initial Funding Date and (ii) an ISDA master agreement (and related schedule) with a Hedge Counterparty to be used to govern any confirmations to be entered into on the initial Funding Date.

Section 3.2.        Conditions Precedent to All Advances.

Each Advance under this Agreement (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a) The Servicer shall have delivered to the Administrative Agent (with a copy to the Collateral Custodian and the Backup Servicer) no later than 11:00 a.m. two (2) Business Days prior to the related Funding Date:

(i)            a Borrowing Notice, a Borrowing Base Certificate and a Loan List;

(ii)           all Required Reports when due; and

(iii) a Certificate of Assignment in the form of Exhibit A to the Sale Agreement including Schedule I thereto and containing such additional information as may be reasonably requested by the Administrative Agent.

(b) On the date of such Transaction, the following shall be true and correct (both before and immediately after giving effect to such Transaction) and the Borrower and the Servicer shall have certified in the related Borrowing Notice that all conditions precedent to the requested Transaction have been satisfied and shall thereby be deemed to have certified that:

(i)            The representations and warranties contained in Section 4.1 and Section 4.3 are true and correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

(ii)            No event has occurred, or would result from such Transaction, that constitutes a Termination Event (unless such Termination Event has been waived in writing by  the Administrative Agent) or Unmatured Termination Event (unless such Unmatured Termination Event is no longer continuing);

(iii)            On and as of such day, after giving effect to such Transaction, the Availability shall be greater than or equal to $0;

(iv)            No Applicable Law shall prohibit or enjoin such Transaction; and

(v)             The Originator is in compliance with each of the financial covenants set forth in Sections 5.4(q), (u), (v), (w) and (x).

(c) The Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 11:00 a.m. three (3) Business Days prior to the related Funding Date, the Required Loan Files, the Collateral Custodian shall have delivered to the Administrative Agent a Collateral Receipt with no exceptions or with exceptions acceptable to the Administrative Agent in its sole discretion by 6:30 p.m. one Business Day prior to the Funding Date;

(d)            The Amortization Period shall not have commenced;

(e)            The Internal Revenue Service shall not have filed notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, the Servicer or the Originator, and the Pension Benefit Guaranty Corporation shall not have filed notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, the Servicer or the Originator, or, in either case, if such a lien has been filed, it has been released;

(f)            On the date of such Transaction, the Administrative Agent shall have received such other opinions or documents as the Administrative Agent may reasonably require;

(g)            The Borrower shall have entered into one or more Hedging Agreements or amendments to existing Hedging Agreements or deposited such amounts into the Spread Account such that, after giving effect thereto and such proposed Advance, the covenant set forth in Section 5.1(n) is satisfied;

(h)            The Borrower shall have delivered to the Administrative Agent executed copies of the documents required pursuant to the Lienholder Nominee Agreement in order for the Lienholder Agent to be acting as secured party on behalf of the Administrative Agent with respect to all Powersports Vehicles subject to the Approved Leases to be acquired on such Funding Date and to release any existing lenders’ interests in such Powersports Vehicles; and

(i) Prior to the initial Funding Date, the Servicer shall have delivered to the Administrative Agent a comfort letter acceptable to the Administrative Agent in its sole discretion from RBSM LLP, certified public accountants, stating that, based on the Servicer’s recent improvements in liquidity and equity financing, RBSM LLP’s qualified opinion in the Servicer’s ability to continue as a going concern would be changed to an unqualified opinion on the Servicer’s financial statements and its ability to continue as a going concern.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1.         Representations and Warranties of the Borrower.

The Borrower represents and warrants as to itself and the Collateral as follows as of the Closing Date, each Funding Date, and each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)            Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own, sell and pledge the Collateral.

(b)            Due Qualification. The Borrower is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where failure to obtain any such qualification, license or approval could not reasonably be expected to have a Material Adverse Effect.

(c)            Power and Authority Due Authorization Execution and Delivery. The Borrower (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the assignment of a security interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d)            Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e)            No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of formation, operating agreement or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate in any material respect any Applicable Law applicable to the Borrower.

(f)            No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) No Governmental Restrictions. There is no injunction, writ, restraining order or other similar order applicable to the Borrower or the conduct of its business or that is inconsistent with the due consummation of the transactions contemplated by the Transaction Documents that has been issued by a Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(h)            Consents. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained.

(i)            Solvency. The Borrower is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not render the Borrower not Solvent.

(j)            Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed by it and has paid or made adequate provisions for the payment of all material Taxes and assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and no claim is being asserted, with respect to any such Tax, assessment or other charge.

(k)            Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents will cause the Borrower to violate or result in a violation by the Borrower of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(l)            Security Interest.

(i)            This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral of the Borrower in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii)            the Approved Loans and the Approved Leases constitute “instruments” or “chattel paper” (each as defined in the applicable UCC);

(iii)           with respect to Collateral that constitute “security entitlements”:

(1)            all of such security entitlements have been credited to one of the Accounts and pursuant to the Securities Account Control Agreement the securities intermediary for each Account has agreed to treat all assets credited to such Account as “financial assets” within the meaning of the applicable UCC;

(2)            the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Administrative Agent as the Person having a security entitlement against the securities intermediary in each of the Accounts; and

(3) the Accounts are not in the name of any Person other than the Borrower. The Borrower has not authorized or allowed the securities intermediary of any Account to comply with the entitlement order of any Person other than the Administrative Agent; provided that until the Administrative Agent delivers a notice of exclusive control under the Securities Account Control Agreement, the Borrower and the Servicer may cause cash in the Accounts to be invested in Permitted Investments.

(iv)           all Accounts constitute “securities accounts” as defined in the applicable UCC;

(v)            the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens) of any Person;

(vi)           the Borrower has received all consents and approvals required by the terms of any Receivable to the granting of a security interest in such Receivable hereunder to the Administrative Agent, on behalf of the Secured Parties;

(vii)          all appropriate financing statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Administrative Agent, on behalf of the Secured Parties, under this Agreement;

(viii)         other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement that has been terminated and/or fully and validly assigned to the Administrative Agent on or prior to the date hereof. The Borrower is not aware of the filing of any judgment or tax lien filings against the Borrower;

(ix)            all original executed copies of each Underlying Instrument that constitute or evidence each Receivable has been or, subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(x)             the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding the Underlying Instruments that constitute or evidence the Receivables solely on behalf of and for the benefit of the Secured Parties;

(xi)            none of the Underlying Instruments that constitute or evidence the Receivables has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent, on behalf of the Secured Parties;

(xii)           with respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian on behalf of the Administrative Agent and, if in registered form, has been specially Indorsed to the Administrative Agent or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent upon original issue or registration of transfer by the Borrower of such certificated security; and

(xiii)           with respect to Collateral that constitutes an “uncertificated security”, the Administrative Agent is registered as the registered owner of such uncertificated security.

(m)            Reports Accurate. All Servicing Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Administrative Agent, Backup Servicer, Collateral Custodian, Collection Account Bank, and each or any Secured Party in connection with this Agreement are true, complete and correct in all material respects.

(n)            Location of Offices. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The office where the Borrower keeps all the Records is at the address of the Borrower referred to in Annex A hereto (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied). The Borrower’s Federal Employee Identification Number is correctly set forth on Exhibit E-1. The Borrower has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location for purposes of the applicable UCC within the four months preceding the Closing Date.

(o)            Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(p)            Sale Agreement. The Sale Agreement is the only agreement pursuant to which the Borrower acquires Receivables and Related Security.

(q)            Value Given. The Borrower shall have given reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the Receivables and Related Security as contemplated by the Sale Agreement, no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance as to the Borrower under any section of the Bankruptcy Code.

(r)            Accounting. Other than for tax purposes, the Borrower accounts for the transfers to it of interests in Receivables and Related Property under the Sale Agreement as sales for legal and all other purposes.

(s)            Special Purpose Entity. The Borrower has not and shall not:

(i)            engage in any business or activity other than the purchase and receipt of Receivables and related assets, the pledge of Collateral under the Transaction Documents, and such other activities as are incidental thereto;

(ii)           acquire or own any material assets other than (a) the Receivables and rights in the Related Property and (b) incidental property as may be necessary for the operation of the Borrower and the performance of its obligations under the Transaction Documents;

(iii)          merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the consent of the Administrative Agent;

(iv)          fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or, without the prior written consent of the Administrative Agent, make any material amendment or modification, or terminate or fail to comply with the material provisions of its operating agreement (which includes the special purpose entity limitations), or fail to observe limited liability company formalities;

(v)           own any Subsidiary or make any Investment in any Person without the consent of the Administrative Agent;

(vi)          commingle its assets or liabilities with the assets or liabilities of any of its Affiliates or any other Person;

(vii)         incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed hereunder;

(viii)        become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due (unless otherwise contested in good faith by appropriate proceedings);

(ix)           fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x)            enter into any Approved Loan or Approved Lease or agreement with any Person, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

(xi)           seek its dissolution or winding up in whole or in part;

(xii)          fail to correct any known misunderstandings regarding the separate identity of the Borrower and the Originator or any other Person;

(xiii)         make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of indebtedness issued by any other Person (other than the Receivables, cash and Permitted Investments);

(xiv)         fail to file its own separate tax return or a consolidated federal income tax return with one or more of its Affiliates, except as may be permitted by the Code and regulations;

(xv)          actively hold itself out to the public such to represent that it is not a legal entity separate and distinct from any other Person or to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvi)         fail to maintain adequate capital for the reasonably foreseeable obligations of its business and contemplated business operations;

(xvii)        file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xviii)       permit any transfer (whether in any one or more transactions) of any direct or indirect ownership interest in the Borrower to the extent it has the ability to control the same, unless the Borrower delivers to the Administrative Agent an acceptable non-consolidation opinion and the Administrative Agent consents to such transfer;

(xix)          fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xx)           acquire the securities of its Affiliates or stockholders;

(xxi)          fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxii)         fail to use separate invoices bearing its own name;

(xxiii)        pledge or permit the pledge of its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder;

(xxiv)        fail at any time to have at least one independent manager or independent director (an “Independent Manager” or “Independent Director”) acceptable to the Administrative Agent who is not currently a director, officer, employee, trade creditor shareholder, manager or member (or spouse, parent, sibling or child of the foregoing) of (a) the Servicer, (b) the Borrower or (c) any principal or Affiliate of the Servicer or the Borrower; provided that such Independent Manager may be an independent manager or an independent director of another special purpose entity affiliated with the Servicer; or fail to ensure that all limited liability company action relating to the selection or replacement of the Independent Manager or Independent Director, as applicable, are duly authorized by the unanimous vote of the board of managers (including the Independent Manager or Independent Director, as applicable);

(xxv)  fail to provide in its operating agreement that the unanimous consent of all managers, as applicable (including the consent of the Independent Manager or Independent Director, as applicable) is required for the Borrower to (a) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, and (f) take any action in furtherance of any of the foregoing; and

(xxvi) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Thacher Proffitt & Wood LLP, dated as of the date hereof, upon which the conclusions expressed therein are based.

(t)            Investment Company Act. The execution, delivery and performance of this Agreement and the Transaction Documents by the Borrower do not require the approval of, or filing with, any Governmental Authority under the 1940 Act or the regulations thereunder.

(u)            ERISA. Neither the Borrower nor any ERISA Affiliate thereof has any Benefit Plans or Multiemployer Plans.

(v)            Compliance with Law. The Borrower has complied in all material respects with all Applicable Laws to which it may be subject, and no item of Collateral contravenes in any material respect any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(w)            Lockbox Account. The name and address of the Lockbox Account Bank, together with the account number of the Lockbox Account at the Lockbox Account Bank, is specified in Schedule II. The Lockbox Account (or the Collection Account) is the only account to which the Borrower, the Servicer or any Affiliate of the Borrower or Servicer have directed Collections on the Collateral are to be sent. Except as contemplated by the Lockbox Agreement, the Borrower has not granted any Person other than the Administrative Agent an interest in the Lockbox Account.

(x)            Amendments. No Receivable has been amended, modified or waived following inclusion in the Collateral, except for amendments, modifications or waivers, if any, to such Receivable otherwise permitted under Section 6.4(a) of this Agreement.

(y)            Grant of Security Interest. The grant of the security interest in the Collateral by the Borrower to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction. No such Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person, other than the pledge of such assets to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(z) USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(aa) Eligibility of Collateral. As of each Funding Date, the Loan List and the information contained in each Borrowing Notice delivered pursuant to Section 2.2 is an accurate and complete listing of all Receivables as of the related Funding Date and the information contained therein with respect to the identity of such Receivables and the amounts owing thereunder is true, correct and complete in all material respects as of the related Funding Date. Each Receivable included in the Borrowing Base (on the most recent date that the Borrowing Base was determined by the Borrower, the initial Servicer or an Affiliate thereof and provided to the Administrative Agent) as an Eligible Receivable is in fact an Eligible Receivable.

(bb)            Termination Event. No Termination Event or Unmatured TerminationEvent has occurred and is continuing.

(cc) Ordinary Course of Business. The Borrower represents and warrants as to itself, each remittance of Collections by the Borrower to the Lender under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

Section 4.2.          Reserved.

Section 4.3.          Representations and Warranties of the Servicer and the Originator.

The Originator and the Servicer represent and warrant as follows as of the Closing Date, each Funding Date, each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)           Organization and Good Standing. It has been duly organized and is validly existing as a corporation, in good standing under the laws of its jurisdiction of organization, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to the Transaction Documents to which it is a party.

(b)           Due Qualification. It is duly qualified to do business as a corporation, is in good standing as a corporation, and has obtained all necessary qualifications, licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualifications, licenses or approvals, except where failure to obtain any such qualification, license or approval does not have a Material Adverse Effect.

(c)            Power and Authority Due Authorization Execution and Delivery. It (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary organizational action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by it.

(d)            Binding Obligation. This Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e)            No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents or any material Contractual Obligation of it, or (ii) violate any Applicable Law in any material respect.

(f)            No Proceedings. There is no litigation, proceeding or investigation pending or, to its knowledge, threatened against it, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g)            Governmental Restrictions. There is no injunction, writ, restraining order or other order of any nature adverse to it or the conduct of its business or that is inconsistent with the due consummation of the transactions contemplated by the Transaction Documents to which it is a party that has been issued by a Governmental Authority nor been sought by any Person (i) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(h)            Consents. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by it of this Agreement and any other Transaction Document to which it is a party have been obtained.

(i)            Reports Accurate. All Servicer Certificates, Servicing Reports, BorrowingNotices, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by it to the Administrative Agent or any Lender pursuant to or in connection with this Agreement are true, correct and complete in all material respects.

(j)            Credit and Collection Policy. It has complied in all material respects with the Credit and Collection Policy with regard to the origination, underwriting and servicing of the Receivables.

(k)            Collections. It acknowledges that all Collections received by it or its Affiliates with respect to the Collateral are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within one Business Day from receipt as required herein (two Business Days in the event Lyon is successor Servicer).

(l)            Solvency. It is not the subject of any Insolvency Proceedings or Insolvency Event.

(m)            Taxes. It has filed or caused to be filed all tax returns that are required to be filed by it. It has paid or made adequate provisions for the payment of all material Taxes and assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on its books), and no tax lien has been filed with respect to any such Tax, assessment or other charge.

(n)            Security Interest. It will cooperate with the Administrative Agent to ensure that the Administrative Agent has a security interest (as defined in the UCC) in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Administrative Agent as secured party and the Borrower as debtor, the Administrative Agent, as agent for the Secured Parties, shall have a valid and first priority perfected security interest in the Receivables and that portion of the Collateral in which a security interest may be perfected by filing (except for any Permitted Liens).

(o)            Lockbox Account. It has sent the name and address of the Lockbox Account Bank, together with the account number of the Lockbox Account at the Lockbox Account Bank, to the Collateral Custodian, the Backup Servicer, the Collection Account Bank and the Administrative Agent. It has not granted and shall not grant any Person other than the Administrative Agent an interest in the Lockbox Account, other than any such interest that has been terminated or fully and validly assigned to the Administrative Agent on or prior to the date hereof.

(p) USA PATRIOT Act. Neither it nor any of its Affiliates is (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(q)            Grant of Security Interest. The grant of the security interest in the Collateral by the Originator to the Borrower, pursuant to the Sale Agreement, is in the ordinary course of business for the Originator and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction. No such Collateral has been sold, transferred, assigned or pledged by the Originator to any Person, other than the pledge of such assets to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(r)            Compliance with Law. It has complied in all material respects with all Applicable Laws to which it may be subject, and no Receivable in the Collateral contravenes any Applicable Laws (including, without limitation, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(s)            Eligibility of Collateral. As of each Funding Date, the Loan List and the information contained in each Borrowing Notice delivered pursuant to Section 2.2, is an accurate and complete listing of all Receivables as of the related Funding Date and the information contained therein with respect to the identity of such Receivables and the amounts owing thereunder is true, correct and complete in all material respects as of the related Funding Date. Each Receivable included in the Borrowing Base (on the most recent date that the Borrowing Base was determined by the Borrower, the initial Servicer or an Affiliate thereof and provided to the Administrative Agent) as an Eligible Receivable is in fact an Eligible Receivable.

(t)            No Fraud. Each Receivable was originated without any fraud or material misrepresentation by the Originator or, to the best knowledge of the Originator, on the part of the Obligor.

(u)            Principal Location. Its location for purposes of Article 9 of the UCC has been the State of Nevada at all times since the date that is five (5) years prior to the Closing Date.

(v)            Material Adverse Effect. There has been no Material Adverse Effect in the condition (financial or otherwise), business, operations, results of operations, or properties of it since April 30, 2008.

(w)            Termination Event. No Termination Event or Unmatured Termination Event has occurred and is continuing.

(x)            No Fraud. Each Receivable was originated without any fraud or material misrepresentation by the Originator or, to the best knowledge of the Originator, on the part of the Obligor.

Section 4.4.          Representations and Warranties of the Backup Servicer.

The Backup Servicer in its individual capacity and as Backup Servicer represents and warrants as follows:

(a)            Organization; Power and Authority. It is a duly organized and validly existing corporation in good standing under the laws of the State of Minnesota. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Backup Servicer under this Agreement.

(b)            Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary action on its part, either in its individual capacity or as Backup Servicer, as the case may be.

(c)            No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its organizational documents or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, loan, agreement, mortgage, deed of trust, or other instrument to which the Backup Servicer is a party or by which it or any of its property is bound.

(d)            No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e)            Consents. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Backup Servicer, required in connection with the execution and delivery of this Agreement, the performance by the Backup Servicer of the transactions contemplated hereby and the fulfillment by the Backup Servicer of the terms hereof have been obtained.

(f)            Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Backup Servicer, enforceable against the Backup Servicer in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).

Section 4.5.          Representations and Warranties of the Collateral Custodian.

The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.

(b)           Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.

(c)            No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its organizational documents or any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, loan, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

(d)            No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e)            Consents. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V

GENERAL COVENANTS

Section 5.1.           Affirmative Covenants of the Borrower.

From the date hereof until the Collection Date, the Borrower hereby covenants and agrees as follows:

(a)            Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b)            Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)            Performance and Compliance with Collateral. The Borrower will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the Sale Agreement) in all material respects with all provisions, covenants and other promises required to be observed by it under the Collateral.

(d)            Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral.

(e)            Protection of Interest in Collateral. With respect to the Receivables and Related Security, the Borrower will (i) acquire such Receivables and Related Security pursuant to and in accordance with the terms of the Sale Agreement, (ii) take all reasonable action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Receivables and Related Security free and clear of any Lien other than Permitted Liens, including, without limitation, (a) with respect to the Receivables and that portion of the Collateral in which a security interest may be perfected by filing, maintaining effective financing statements against the Originator in all necessary or appropriate filing offices (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be reasonably necessary or appropriate, (iii) subject to Section 13.9, permit the Administrative Agent or its respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers of the Borrower having knowledge of such matters, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f)            Deposit of Collections. The Borrower shall direct each Obligor to make all payments directly into the Lockbox or the Lockbox Account and shall promptly (but in no event later than one Business Day after receipt) deposit all Collections received by the Borrower into the Collection Account.

(g)            Special Purpose Entity. The Borrower shall take all necessary action required to maintain compliance with the Special Purpose Entity requirements set forth in Section 4.1(s).

(h)            Taxes. The Borrower will file all appropriate tax returns and pay any and all material Taxes (other than the amount of any Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserve in accordance with GAAP have been provided on the books of the Borrower).

(i)            Use of Proceeds. The Borrower will use the proceeds of the Advances only to acquire Collateral or pay transaction expenses related hereto or other expenses of the Borrower (including any expenses incurred by the Servicer and fairly allocated to the Borrower in accordance with the terms of the Transaction Documents).

(j)            Obligor Notification Forms. The Borrower shall furnish the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion after the occurrence of a Termination Event which has not been otherwise waived) Obligor notification forms to give notice to the Obligors of the Secured Parties’ interest in the Collateral and the obligation to make payments as directed by the Administrative Agent.

(k)            Notices. The Borrower will furnish to the Administrative Agent;

(i)            Income Tax Liability. Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any affiliated group (within the meaning of Section 1 504(a)(l) of the Code) of which Borrower is a member which equal or exceed $100,000 in the aggregate, telephonic or facsimile notice (confirmed in writing within five Business Days thereafter) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii)            Auditors’ Management Letters. Promptly after the receipt thereof,any auditors’ management letters that are received by the Borrower;

(iii)            Representations and Warranties. Promptly upon receiving knowledge of the same, the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 4.1 was incorrect in any material respect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances;

(iv)            Proceedings. As soon as possible and in any event within three Business Days after the Borrower receives notice or obtains knowledge thereof, notice of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, suit or proceeding (A) in an amount in excess of $50,000, or (B) affecting the Collateral, the Transaction Documents or the Secured Parties’ interest in the Collateral that may result in a loss of $5,000 or greater, shall be required to be reported;

(v)            Notice of Material Events. Promptly upon a Responsible Officer of the Borrower becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, could reasonably be expected to have a Material Adverse Effect (including, for the avoidance of doubt, prompt notice if the Lockbox Account becomes subject to any writ, judgment, warrant of attachment, execution or similar process);

(vi)            Termination Events. Immediate written notice (and in no event later than one (1) Business Day) of the occurrence of each Termination Event and each Unmatured Termination Event of which the Borrower has knowledge or has received notice. In addition, no later than two (2) Business Days following the Borrower’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Borrower will provide to the Administrative Agent a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto; and

(vii)            Accounting Changes. As soon as possible and in any event within five Business Days after the effective date thereof, notice of any material change in the accounting policies of the Borrower.

(viii)            Resignation of Lienholder Agent. Following receipt by the Borrower of written notice from a Person acting as the lienholder agent under the Lienholder Nominee Agreement (the “Lienholder Agent”) of such Person’s resignation as the Lienholder Agent under the Lienholder Nominee Agreement, the Borrower shall promptly thereafter provide a copy of such notice to the Administrative Agent and each Lender.

(l)            Compliance With Transaction Documents and the Credit and Collection Policy. The Borrower will comply in all respects with the terms of this Agreement and the other Transaction Documents to which it is a party and with the material terms of the Credit and Collection Policy with respect to each Receivable that is part of the Collateral.

(m)            Other. The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Originator as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Secured Parties under or as contemplated by this Agreement.

(n) Hedging Agreements. On or prior to the Closing Date, enter into an ISDA master agreement (and the related schedule) with a Hedge Counterparty, which ISDA master agreement (and related schedule) will be used to govern any confirmations to be entered into on or prior to the initial Funding Date. On or prior to the initial Funding Date, enter into one or more Hedging Agreements acceptable to the Administrative Agent with respect to 100% of the Aggregate Outstanding Receivable Balance as of the initial Funding Date or deposit sufficient proceeds into the Spread Account to defease the cost of entering into a Hedging Agreement with respect to 100% of the Aggregate Outstanding Receivable Balance (as specified by the Administrative Agent in its reasonable discretion). On the date of each Advance and each Reporting Date, the Borrower shall either (i) enter into one or more new Hedging Agreements acceptable to the Administrative Agent or amend the existing Hedging Agreements with respect to the Aggregate Outstanding Receivable Balance or (ii) deposit sufficient proceeds into the Spread Account to defease the cost of entering into a Hedging Agreement with respect to all or a portion of the Aggregate Outstanding Receivable Balance, such that collectively at such time such that the aggregate notional amount of all applicable Hedging Agreements (together with that portion of the Aggregate Outstanding Receivable Balance the related hedging costs with respect to which have been defeased) at such time shall not be greater than 105% of the Aggregate Outstanding Receivable Balance nor less than 95% of the Aggregate Outstanding Receivable Balance. If at any time the aggregate notional amount of the Hedging Agreements (together with that portion of the Aggregate Outstanding Receivable Balance the related hedging costs with respect to which have been defeased) is less than 95% of the Aggregate Outstanding Receivable Balance, the Borrower shall enter into a new Hedging Agreement (or deposit additional funds into the Spread Account) to increase such percentage to at least 100% within two (2) Business Days. If at any time the aggregate notional amount of the Hedging Agreements (together with that portion of the Aggregate Outstanding Receivable Balance the related hedging costs with respect to which have been defeased) is greater than 105% of the Aggregate Outstanding Receivable Balance, the Borrower shall reduce such percentage below 105% (but not below 100%) within fifteen (15) days; provided, however, that the applicable Hedging Agreement(s) with the lowest close out amounts being owed by either party (as agreed in good faith by the applicable Hedge Counterparty and the Borrower, and if such parties cannot agree, then as determined in good faith by the Administrative Agent) shall be terminated by the Borrower in order to effectuate such reduction. Each Hedging Agreement shall be with a Hedge Counterparty. The aggregate schedules of amortizing notional amounts under the Hedging Agreements shall be established by the Hedge Counterparties with the consent of the Administrative Agent to correspond to the projected repayment of the Aggregate Outstanding Receivable Balance based on the contractual repayment schedule.

(o) Non-Consolidation Opinion. The Borrower shall comply with all factual assumptions contained in the non-consolidation opinion delivered by Thacher Proffitt & Wood LLP on the Closing Date in connection with the transactions contemplated by the Transaction Documents.

Section 5.2.          Negative Covenants of the Borrower.

From the date hereof until the Collection Date, the Borrower hereby covenants and agrees as to itself and the Collateral as follows:

(a)           Other Business. The Borrower will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to or permitted by this Agreement or under the other Transaction Documents, or (iii) form any Subsidiary or make any Investment in any other Person (other than Permitted Investments).

(b)           Collateral Not to be Evidenced by Instruments. The Borrower will take no action to cause any Receivable that is not, as of the Closing Date or the related Funding Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Receivable.

(c) Security Interests. Except as otherwise permitted herein, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (except for Permitted Liens) on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein. The Borrower will promptly notify the Administrative Agent of the existence of any Lien (except for Permitted Liens) on any Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent, as agent for the Secured Parties, in, to and under the Collateral against all claims of third parties.

(d)            Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as expressly permitted pursuant to this Agreement or the Sale Agreement), without the prior written consent of the Administrative Agent.

(e)            Deposits to Collection Account. Except as otherwise contemplated by the Transaction Documents, the Borrower will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections in respect of the Collateral.

(f)            Restricted Payments. The Borrower shall not declare or pay any dividends or distributions (i) except as permitted under its organizational documents, and (ii) at any time when a Termination Event or Unmatured Termination Event has occurred or would result therefrom.

(g)            Change of Name or Location of Servicing Files. The Borrower shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to on Annex A hereto, or change the jurisdiction of its organization, or (y) move, or consent to the Collateral Custodian or Servicer moving, the Required Loan Files or the Servicing Files from the location referred to on Annex A hereto, unless the Borrower has given at least five (5) days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral.

(h)            Accounting of Purchases. Other than for tax and consolidated accounting purposes, the Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale Agreement in any manner other than as a sale and/or contribution of the Receivables and Related Security to the Borrower from the Originator.

(i)            ERISA Matters. The Borrower will not establish or permit any ERISA Affiliate to establish any Benefit Plan or Multiemployer Plan.

(j)            Sale Agreement; Organizational Documents. The Borrower will not amend, modify, waive or terminate any provision of the Sale Agreement without the prior written consent of the Administrative Agent. In addition, the Borrower, will not amend any material portion of its limited liability company agreement or its other organizational documents without the prior written consent of the Administrative Agent.

(k)            Changes in Payment Instructions to Obligors. The Borrower will not add or terminate any bank as the Lockbox Account Bank or the Lockbox Account listed in Schedule II or make any material change, or permit the Servicer to make any material change, in its instructions to Obligors regarding payments to be made with respect to the Collateral to the Lockbox Account, unless the Administrative Agent has consented to such addition, termination or change and has received duly executed copies of the Lockbox Agreement (incorporating appropriate amendments), with any new Lockbox Account Bank being a party thereto.

(l)            Extension or Amendment of Collateral. The Borrower will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the material terms of any Receivable (including the Related Security).

(m)            Sales of Collateral. The Borrower will not sell any Receivable that is part of the Collateral, or any portion of such a Receivable, unless, in connection with such sale, (A) after giving effect to such sale, the Advances Outstanding do not exceed the Maximum Availability, or (B) such sale is otherwise consented to by the Lenders in their sole discretion, provided that the Borrower may sell any Warranty Receivable back to the Originator in accordance with the terms of the Sale Agreement.

Section 5.3.          [Reserved.]

Section 5.4.          Affirmative Covenants of the Servicer and the Originator.

From the date hereof until the Collection Date, the Originator and the Servicer, respectively, covenant and agree as follows:

(a)            Compliance with Law. It will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b)            Preservation of Company Existence. It will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation (or other applicable entity in the case of a Successor Servicer), in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)            Obligations and Compliance with Collateral. It will duly fulfill and comply with all obligations on the part of the Originator or the Servicer, as applicable, to be fulfilled or complied with under or in connection with the Collateral and will do nothing to impair the rights of the Administrative Agent, as agent for the Secured Parties, in, to and under the Collateral.

(d)            Keeping of Records and Books of Account.

(i)            It will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection and the identification of the Collateral.

(ii)            It shall permit the Administrative Agent, the Backup Servicer, each Lender or their respective agents or representatives to visit the offices of the Borrower, the Servicer and the Originator, respectively, during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of its officers or executive employees having knowledge of such matters; it shall pay the costs and expenses for all such visits (subject to the cap referenced in Section 13.9); provided that in the event Lyon becomes the successor Servicer it shall not be required to pay any such costs and expenses, Lyon shall be given five (5) days notice of any such visit and such visits shall be limited to two (2) per calendar year unless, in each case, it has breached its obligations as successor Servicer hereunder.

(iii)            On or prior to the date hereof, it will mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent, describing (A) the sale of the Collateral to the Borrower pursuant to the Sale Agreement and (B) the grant of a security interest by the Borrower to the Administrative Agent as agent for the Secured Parties hereunder.

(iv)            The Administrative Agent shall have the right to send confirmation letters to, or otherwise reasonably inquire with, any Obligor with respect to the outstanding principal balance, interest rate, remaining term and other material feature of the Underlying Instruments, the Powersports Vehicle or Approved Loan or Approved Lease, as applicable.

(e)            Preservation of Security Interest. It will cooperate with the Administrative Agent with respect to filing such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect the first priority perfected security interest of the Administrative Agent, as agent for the Secured Parties, in, to and under the Receivables and that portion of the Collateral in which a security interest may be perfected by filing.

(f)            Credit and Collection Policy. It will (i) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (ii) furnish to the Administrative Agent, prior to its effective date, prompt written notice of any changes in the Credit and Collection Policy. It will not agree to or otherwise permit to occur any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent.

(g)            Termination Events. It will provide the Administrative Agent with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which it has knowledge or has received notice. In addition, no later than two (2) Business Days following its knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, it will provide to the Administrative Agent a written statement of its chief financial officer or chief accounting officer setting forth the details of such event and the action that it proposes to take with respect thereto.

(h)            Taxes. It will file all appropriate tax returns and pay any and all material Taxes owed by the Servicer (other than the amount of any Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserve in accordance with GAAP have been provided on its books).

(i)            Other. It will promptly furnish to the Administrative Agent and each Lender such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise of the Borrower or it as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Secured Parties under or as contemplated by this Agreement.

(j)            Proceedings. It will furnish to the Administrative Agent notice promptly, and in any event within two (2) Business Days after any executive officer receives notice or obtains knowledge thereof, of any settlement of, judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case, relating to it or the Borrower, which could reasonably be expected to have a Material Adverse Effect.

(k)            Deposit of Collections. It shall direct each Obligor to make payments directly to the Lockbox Account and shall promptly (but in no event later than one (1) Business Day after receipt (two (2) Business Days in the event that Lyon is the successor Servicer)) deposit into the Collection Account any and all Collections received directly by it or by the Borrower (in the case of the initial Servicer, in which case the initial Servicer will be acting on the Borrower’s behalf).

(l)            Change of Control. Thirty (30) days prior to (or such advance notice as is possible under the circumstances but no later than two (2) Business Days prior to) the occurrence of a Change of Control, it shall provide the Administrative Agent and each Lender with notice of such expected Change of Control.

(m)            Special Purpose Entity Requirements. In the case of the Originator, it shall take such actions as are necessary to cause the Borrower to be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(s).

(n)            Servicing System Changes. As soon as possible and in any event within forty-five (45) days prior to the effective date thereof, the initial Servicer will provide the Backup Servicer and the Administrative Agent notice of any material changes to its servicing systems.

(o)            Notices. It will furnish to the Administrative Agent and the Backup Servicer prior written notice of any changes to its name or location of its principal place of business or chief executive office.

(p)            Lockbox Collection Percentage. In the case of the initial Servicer, it shall maintain a Lockbox Collection Percentage of at least 90% for each Collection Period.

(q) Minimum Tangible Net Worth. On the date of the initial Advance hereunder (and as a condition precedent thereto) and on the last day of each Collection Period, the Originator’s Tangible Net Worth shall at no time be less than $2,000,000, plus (i) 50% of the aggregate amount of consolidated net income of such company (computed without deducting therefrom any cumulative, consolidated net deficit for any prior fiscal year) for each Collection Period after the Closing Date and (ii) 90% of the net proceeds (new capital less expenses and distributions) of any new equity contributions raised by the Originator, including any subordinated debt (the “Tangible Net Worth Floor”). For the avoidance of doubt, when calculating the consolidated net income of the Originator pursuant to clause (i) above with respect to a given Collection Period, if the consolidated net income of the Originator is negative in such Collection Period, the consolidated net income of the Originator shall be deemed to be zero for purposes of clause (i) above.

(r)            E&O Insurance. On and after the initial Funding Date, the Servicer shall at all times maintain an errors and omissions insurance policy, in form and substance reasonably acceptable to the Administrative Agent (including applicable coverage of the Borrower), of the type customarily maintained by entities engaged in the Servicer’s industry, with at all times a principal face amount of no less than $1,000,000 under which, with respect to the initial Servicer (or any Servicer that is an Affiliate thereof), the Administrative Agent, for the benefit of the Secured Parties, will be named as the loss payee and additional insured. The initial Servicer shall, no less than annually, provide the Administrative Agent with written evidence of policy renewal and payment of premiums.

(s)            Minimum Net Income. The Originator shall maintain positive net income in accordance with GAAP on a fiscal year basis, commencing with the fiscal year ending on April 30, 2010.

(t)            Fidelity Bond. On and after the initial Funding Date, the Servicer shall at all times maintain a fidelity bond, in form and substance reasonably acceptable to the Administrative Agent (including applicable coverage of the Borrower), of the type customarily maintained by entities engaged in the Servicer’s industry, with at all times a principal face amount of no less than $1,000,000 under which, with respect to the initial Servicer or any Affiliate thereof, the Administrative Agent, for the benefit of the Secured Parties, will be named as the loss payee and additional insured. The Servicer shall, no less than annually, provide the Administrative Agent with written evidence of policy renewal and payment of premiums.

(u)            Minimum Committed Capital. On the date of the initial Advance hereunder (and as a condition precedent thereto) and on the last day of each Collection Period, the Originator shall maintain and demonstrate to the Administrative Agent minimum committed capital in form and substance and committed by Persons acceptable to the Administrative Agent in its sole discretion, including equity and unsecured subordinated debt, of at least (i) $5,000,000 minus (ii) its Tangible Net Worth.

(v)            Minimum Leverage Ratio. On the date of the initial Advance hereunder (and as a condition precedent thereto) and on the last day of each Collection Period (commencing with the last day of the sixth Collection Period after the date of the initial Advance hereunder), the Originator shall maintain and demonstrate to the Administrative Agent a Leverage Ratio of at least 10%.

(w)            Minimum Liquidity Ratio. On the date of the initial Advance hereunder (and as a condition precedent thereto) and on the last day of each Collection Period (commencing with the last day of the sixth Collection Period after the date of the initial Advance hereunder), the Originator shall maintain and demonstrate to the Administrative Agent a three-month rolling average Liquidity Ratio (calculated monthly) of at least 125%.

(x) Minimum Unrestricted Cash. On the date of the initial Advance hereunder (and as a condition precedent thereto) and on the last day of each Collection Period, the Originator shall maintain unrestricted cash of at least $300,000.

Section 5.5.          Negative Covenants of the Servicer and the Originator.

From the date hereof until the Collection Date, the Originator and the Servicer, respectively, hereby covenant and agree as follows:

(a)           Deposits to Collection Account. Except as otherwise contemplated by the applicable Transaction Documents, it will not deposit or otherwise credit, or cause or agree to allow to be so deposited or credited, to the Lockbox Account cash or cash proceeds other than Collections in respect of the Collateral.

(b)           Mergers, Acquisition, Sales, etc. It will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person (other than the Borrower in accordance with the Transaction Documents), unless it is the surviving entity and unless:

(i)           it has delivered to the Administrative Agent an Officer’s Certificate stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.5 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of a supplemental agreement, the delivery of an Opinion of Counsel stating that such supplemental agreement is legal, valid and binding with respect to it and such other matters as the Administrative Agent may reasonably request;

(ii)           it shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and obtained the consent of the Administrative Agent; and

(iii)           after giving effect thereto, no Unmatured Termination Event or Termination Event shall have occurred.

Notwithstanding the foregoing, Lyon as successor Servicer may merge into, or convey or transfer its assets to, another entity if such transaction complies with the requirements for the Backup Servicer set forth in Section 7.3 hereof.

(c) Change of Location of Servicing Files. It shall not (x) change the offices where it keeps records concerning the Collateral from the location referred to on Annex A hereto, or (y) move, or consent to the Collateral Custodian moving, the Required Loan Files or Servicing Files from the location referred to on Annex A hereto, unless it has given at least five (5) days’ written notice to the Administrative Agent.

(d)            Change in Payment Instructions to Obligors. It will not add or terminate any bank as the Lockbox Account Bank or any Lockbox Account listed in Schedule II or make any change in its instructions to Obligors regarding payments to be made to the Lockbox Account, unless the Administrative Agent has consented to such addition, termination or change and has received duly executed copies of each Lockbox Agreement (incorporating appropriate amendments), with each new Lockbox Account Bank being a party thereto.

(e)            Extension or Amendment of Receivables. It will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the material terms of any Receivable (including the Related Security).

(f) Exclusivity; Restricted Sales of Collateral. Until the Facility Termination Date, except in connection with the approved financing arrangements specified on Schedule VI, the Originator will not sell any Eligible Receivable to any Person other than the Borrower without obtaining the prior written consent of the Administrative Agent; provided that such restriction shall not apply with respect to any Receivable which does not constitute an Eligible Receivable pursuant to the terms of this Agreement; provided, further that if the Lenders refuse to increase their respective Commitments (and, as a result, increase the Maximum Facility Amount) pursuant to Section 2.1(c) in order to fund sufficient Eligible Receivables, the Originator may obtain financing for such origination from a third party (and, in connection therewith, the Originator may sell such Eligible Receivables to a Person other than the Borrower).

Section 5.6.          Affirmative Covenants of the Backup Servicer.

From the date hereof until the Collection Date:

(a)            Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Law.

(b)            Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 5.7.           Negative Covenants of the Backup Servicer.

From the date hereof until the Collection Date, the Backup Servicer will not make any changes to the Backup Servicer Fee set forth in the Backup Servicer Fee Letter without the prior written approval of the Administrative Agent and the Borrower.

Section 5.8.           Affirmative Covenants of the Collateral Custodian.

From the date hereof until the Collection Date:

(a)            Compliance with Law. The Collateral Custodian will comply in allmaterial respects with all Applicable Law.

(b)           Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)           Location of Required Loan Files. Subject to Section 8.8, the Required Loan Files shall remain at all times in the possession of the Collateral Custodian at the address set forth on Annex A to this Agreement unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Files to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Loan Files may be released pursuant to the terms of this Agreement.

Section 5.9.           Negative Covenants of the Collateral Custodian.

From the date hereof until the Collection Date:

(a)           Required Loan Files. The Collateral Custodian will not dispose of any Required Loan File documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

(b)           No Changes to Collateral Custodian Fee. The Collateral Custodian will not make any changes to the Collateral Custodian Fee set forth in the Collateral Custodian Fee Letter without the prior written approval of the Administrative Agent.

ARTICLE VI

ADMINISTRATION AND SERVICING OF RECEIVABLES

Section 6.1.           Designation of the Servicer.

(a)           Initial Servicer. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 6.1. Until (i) the Administrative Agent gives to Sparta a Servicer Termination Notice or (ii) the non-renewal of the Servicing Term, Sparta is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities of, the Servicer pursuant to the terms hereof.

(b)           Successor Servicer. Upon (i) the Servicer’s and the Backup Servicer’s receipt of a Servicer Termination Notice from the Administrative Agent pursuant to Section 6.13  or (ii) the non-renewal of the Servicing Term pursuant to Section 6.1(e), the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that will facilitate the transition of the performance of such activities to a successor Servicer, as reasonably determined by the Administrative Agent, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations.

 (c)            Subcontracts. The Servicer may, with the prior written consent of the Administrative Agent (which consent shall not be required in connection with the Servicer’s engaging of repossession agents in connection with the underlying Powersports Vehicles) and with notice to the Backup Servicer, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement, (ii) any such subcontract shall be terminable upon the occurrence of a Servicer Default, and (iii) any subservicer under such a subcontract shall be paid by the Servicer.

(d)            Servicing Programs. In the event that the initial Servicer commences using any new software program in servicing the Collateral that it licenses from a third party, the initial Servicer shall perform such actions with respect to such software as reasonably required by the Administrative Agent and the Backup Servicer.

(e)            Servicing Term. Sparta’s duties as the “Servicer” under this Agreement shall be effective for an initial term, commencing on the Closing Date and ending on March 19, 2009, which term shall be extendible by the Administrative Agent as hereinafter set forth. The Administrative Agent, in its sole discretion, may direct, by delivery of a written notice as described below, that the term of Sparta as the initial Servicer hereunder be renewed for successive monthly terms ending on the last day of each successive calendar month (each such term, together with the initial servicing term, a “Servicing Term”) until the Facility Amount is paid in full. Each written notice renewing the Servicing Term (each, a “Servicing Term Renewal  Notice”) shall be delivered by the Administrative Agent, on behalf of the Lenders, to the Borrower and the Servicer. Sparta, as the initial Servicer, hereby agrees that, as of the date hereof and upon its receipt of any such Servicing Term Renewal Notice, it shall become bound, for the initial term beginning on the Closing Date and for the duration of the term covered by each such Servicing Term Renewal Notice (or such shorter period as set forth in a Servicer Termination Notice), to continue as the Servicer subject to and in accordance with the other provisions of this Agreement (unless the Administrative Agent delivers a Servicer Termination Notice to Sparta). If the Administrative Agent elects not to extend the Servicing Term, the Administrative Agent shall deliver written notice thereof to the Backup Servicer and, until receipt of such notice, the Backup Servicer shall not commence any servicing functions hereunder. After the end of the Servicing Term, the Servicer shall continue to service the Collateral until the Backup Servicer or another Successor Servicer has been appointed in writing by the Administrative Agent. If a Servicing Term Renewal Notice is delivered after the expiration of any Servicing Term, the Administrative Agent and the Servicer hereby agree that such notice shall be deemed to relate back and that such Servicing Term Renewal Notice is binding on the other parties hereto as if timely delivered. Sparta hereby acknowledges that its rights to perform as the Servicer with respect to the Receivables hereunder, any rights of any subservicers to whom it has delegated any duties hereunder, and its rights to receive the Servicing Fee in respect thereof, are limited to the existing Servicing Term without, except as otherwise provided in this Section 6.1, any contractual or property right ensuring continuation of such Servicing Term beyond its expiration date.

Section 6.2.              Duties of the Servicer.

(a)            Appointment. The Borrower hereby appoints the Servicer as its agent, as from time to time designated pursuant to Section 6.1, to service the Collateral and enforce its rights in, to and under such Collateral. The Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the other Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b)            Duties. The Servicer shall take or cause to be taken all such actions as may be reasonably necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Law, the Credit and Collection Policy and the Servicing Standard. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i)            preparing and submitting claims to, and acting as post-billing liaison with, Obligors on the Receivables;

(ii)           maintaining all reasonably necessary servicing records with respect to the Collateral and providing such reports, information and servicing records to the Administrative Agent, the Backup Servicer and Collateral Custodian in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent, the Backup Servicer or the Collateral Custodian may reasonably request;

(iii)          maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(iv)          identifying each Receivable clearly and unambiguously in its servicing records to reflect that such Receivable is owned by the Borrower and that the Borrower has granted a security interest therein to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement;

(v)           notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is, or to the Servicer’s knowledge threatened to be, asserted by an Obligor with respect to any Receivable (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(vi)          providing the prompt written notice to the Administrative Agent, prior to the effective date thereof, of any material proposed changes in the Credit and Collection Policy;

(vii)         cooperate with the Administrative Agent in connection with maintaining the first priority perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral;

 (viii)       maintaining the Servicing Files with respect to Receivables; provided that so long as the Servicer is in possession of any Required Loan File or Servicing File, the Servicer will hold such Required Loan File or Servicing File in a fire resistant safe or fire resistant file cabinet; and

(ix)          directing the Collection Account Bank to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.7 and Section 2.8.

(c)            Notwithstanding anything to the contrary contained herein, the exercise by the Secured Parties of their rights hereunder shall not release the Servicer, the Originator or the Borrower from any of their duties or responsibilities with respect to the Collateral. The Secured Parties, the Backup Servicer and the Collateral Custodian shall not have any obligation or liability with respect to any Collateral (except as otherwise provided herein in the case of the Collateral Custodian and the Backup Servicer), nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(d)            Any payment by an Obligor in respect of any indebtedness owed by it to the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3.              Authorization of the Servicer.

(a)            Each of the Borrower and the Administrative Agent hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the sale of the Collateral to the Borrower under the Sale Agreement and, thereafter, the pledge by the Borrower to the Administrative Agent, on behalf of the Secured Parties, hereunder, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Collateral. The Originator, the Borrower and the Administrative Agent, on behalf of the Secured Parties, shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Collateral. In no event shall the Servicer be entitled to make any Secured Party, the Collateral Custodian or the Administrative Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b)            After the declaration of the Termination Date, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may reasonably deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may, at any time following the occurrence of a Termination Event (unless otherwise waived in writing), notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Administrative Agent, on behalf of the Secured Parties, and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 6.4.              Collection of Payments; Accounts.

(a)            Collection Efforts, Modification of Collateral. The Servicer will use commercially reasonable efforts to collect, or cause to be collected, all payments called for under the terms and provisions of the Receivables included in the Collateral as and when the same become due in accordance with the Credit and Collection Policy and the Servicing Standard. The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that would impair the collectibility of the Collateral or in any manner contrary to the Credit and Collection Policy and the Servicing Standard.

(b)            Prepaid Receivable. The Servicer may not consent to a Receivable becoming a Prepaid Receivable, in whole or in part, unless such prepayment (plus any concurrent deposits made by the Servicer) (i) will not result in the Collection Account receiving an amount less than the sum of (a) the Outstanding Receivable Balance (or portion thereof to be prepaid) on the date of such payment, and (b) any accrued and unpaid interest thereon (such sum, the “Prepayment Amount”) or (ii) is in compliance with the Underlying Instruments for the applicable Receivable and such prepayment is consented to by the Servicer in accordance with the Servicing Standard.

(c)            Acceleration. If required by the Credit and Collection Policy or if consistent with the Servicing Standard and the related Underlying Instruments, the Servicer shall accelerate the maturity of all or any Scheduled Payments and other amounts due under any Receivable promptly after such Receivable becomes a Defaulted Receivable.

(d)            Taxes and other Amounts. The Servicer will use commercially reasonable efforts in accordance with the Servicing Standard to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Receivable to the extent required to be paid to the Borrower for such application under the Underlying Instrument and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(e)            Payments to Lockbox Account. On or before the applicable Funding Date, the Servicer shall have instructed all Obligors related to the Receivables to be pledged on such Funding Date to make all payments in respect of their respective Collateral directly to the Lockbox Account.

(f)            Accounts. Each of the parties hereto hereby agrees that (i) each Account shall be deemed to be a Securities Account and (ii) except as otherwise expressly provided herein, the Administrative Agent shall be exclusively entitled to exercise the rights that comprise each Financial Asset held in each Account. Each of the parties hereto hereby agrees to cause the Collection Account Bank or any other Securities Intermediary that holds any money or other property for the Borrower in an Account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.4(g) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose shall be the State of New York. In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially Indorsed to, the Borrower, unless such Financial Asset has also been Indorsed in blank to the Collection Account Bank or other Securities Intermediary that holds such Financial Asset in such Account.

(g)            Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, neither the Collection Account Bank nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower of or the grant by the Borrower to the Administrative Agent of a security interest in any Receivable to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Underlying Instrument delivered to it evidencing any Receivable hereunder as custodial agent for the Administrative Agent in accordance with the terms of this Agreement.

(h)            Establishment of the Collection Account; Surplus Withdrawals. The Servicer shall cause to be established, on or before the Closing Date, with the Collection Account Bank, and maintained in the name of the Borrower, subject to the Lien of the Administrative Agent, a segregated corporate trust account entitled “Collection Account for Sparta Funding LLC, subject to the lien of DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, New York Branch, as Administrative Agent for the Secured Parties” (the “Collection Account”), over which the Administrative Agent as agent for the Secured Parties, shall have control and from which none of the Borrower, the Originator or the Servicer shall have any right of withdrawal.

(i)            Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Receivable and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(j)             Establishment of the Spread Account. The Borrower shall, prior to the Closing Date, establish a single, segregated trust account with the Collection Account Bank, which shall be in the name of the Borrower (subject to the Lien of the Administrative Agent) and designated as the Spread Account. If, for any Collection Period, the Excess Spread is less than 4% per annum, the Borrower shall use the amounts on deposit in the Spread Account to enter into one or more Hedging Agreements in an amount sufficient to maintain the Minimum Excess Spread Requirement. Funds may be deposited into the Spread Account in accordance with the priority of payment provisions herein to satisfy the requirements set forth in Section 5.1(n). In addition, on each Funding Date and each Payment Date, the Borrower shall deposit funds into the Spread Account so that the balance of funds in the Spread Account equals or exceeds the amount necessary to satisfy the requirements set forth in Section 5.1(n) and to enter into one or more Hedging Agreements in an amount sufficient to maintain the Minimum Excess Spread Requirement (as determined by the Administrative Agent in its reasonable discretion). Pending withdrawal of funds from the Spread Account pursuant to this Section 6.4(j), the Collection Account Bank may invest and reinvest the funds in the Spread Account in Permitted Investments pursuant to the terms of Section 2.9(d). At any time following the occurrence of a Termination Event or the Termination Date, the Administrative Agent may direct the withdrawal of amounts from the Spread Account for application to the acquisition of a Hedging Agreement in form and substance acceptable to the Administrative Agent.

Section 6.5.              [Reserved.]

Section 6.6.              Realization Upon Defaulted Receivables.

The Servicer will use commercially reasonable efforts in accordance with the Credit and Collection Policy and consistent with the Servicing Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Related Property relating to a Defaulted Receivable as to which no satisfactory arrangements can be made for collection of delinquent payments. The Servicer will comply with the Credit and Collection Policy, the Servicing Standard and Applicable Law in realizing upon such Related Property, and employ practices and procedures including commercially reasonable efforts to enforce all obligations of Obligors, foreclosing upon, repossessing and causing the sale of such Related Property at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Servicer may (i) cause the sale of any such Related Property to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Receivable, the Related Property, the sale price of the Related Property and an appraisal supporting the fair market value of such Related Property or (ii) bid on or purchase any Related Property at a private or public sale, in which case the deliverables required under clause (i) above will not be necessary. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Related Property unless it has a reasonable expectation that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property relating to a Defaulted Receivable.

Section 6.7.              Servicing Compensation.

As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to the provisions of Section 2.7 and Section 2.8, as applicable.

Section 6.8.              Payment of Certain Expenses by Servicer.

The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower, but excluding Liquidation Expenses incurred as a result of activities contemplated by Section 6.6. The initial Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Accounts. The initial Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee. Notwithstanding the foregoing, if the Backup Servicer is appointed successor Servicer hereunder, such successor Servicer shall be entitled to reimbursement from the Borrower for all reasonable out-of-pocket expenses incurred by it in connection with its servicing activities hereunder.

Section 6.9.              Reports.

(a)            Borrowing Notice. The Borrower (or the Servicer on its behalf) will provide the Administrative Agent, the Backup Servicer and the Collateral Custodian a Borrowing Notice within the time frame provided in Section 2.2(a), with respect to each Advance, with a Borrowing Base Certificate, updated as of such date.

(b)            Servicing Report. On each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent, the Collection Account Bank, the Backup Servicer and the Collateral Custodian a monthly statement (a “Servicing Report”), including a calculation of the Borrowing Base and calculations of the financial covenants set forth in Sections 5.4(q), (u), (v), (w) and (x)) as of the last day of the immediately preceding Collection Period signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit C.

(c)            Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent (with a copy to the Collection Account Bank, the Backup Servicer and the Collateral Custodian) a certificate substantially in the form of Exhibit H (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that, to its knowledge, no Termination Event or Unmatured Termination Event has occurred.

(d)           Financial Statements. For so long as the Servicer is Sparta or an Affiliate thereof, the Servicer will submit to the Administrative Agent, (A) within forty-five (45) days after the end of each fiscal quarter (or such longer period as Sparta is given to file its Form 10-Q disclosure with the U.S. Securities and Exchange Commission but in no event longer than sixty (60) days after the end of such fiscal quarter), commencing with the fiscal quarter ending on January 31, 2009, consolidated unaudited financial statements of the Originator (including consolidating schedules for the Borrower) for the most recent fiscal quarter, (B) within ninety (90) days after the end of each fiscal year (or such longer period as Sparta is given to file its Form 10-K disclosure with the U.S. Securities and Exchange Commission but in no event longer than one hundred twenty (120) days after the end of such fiscal year), commencing with the fiscal year ending on April 30, 2009, consolidated audited financial statements of the Originator (including consolidating schedules for the Borrower), audited by a firm of nationally recognized independent public accountants reasonably acceptable to the Administrative Agent and (C) on each Reporting Date, unaudited financial statements of the Originator for the most recent Collection Period so that the Administrative Agent can verify that the Originator is in compliance with the financial covenants set forth in Sections 5.4(u), (v), (w) and (x). The Borrower will submit to the Administrative Agent, (A) within forty-five (45) days after the end of each fiscal quarter, commencing with the fiscal year ending on January 31, 2009, unaudited financial statements of the Borrower for the most recent fiscal quarter and (B) within ninety (90) days after the end of each fiscal year, commencing with the fiscal year ending on April 30, 2009, audited financial statements of the Borrower, audited by a firm of nationally recognized independent public accountants reasonably acceptable to the Administrative Agent.

(e)            Servicing System. The initial Servicer shall provide the Administrative Agent and the Backup Servicer on an ongoing basis with live on-line access to its loan servicing system together with any requisite license with respect to such access.

(f)            Historical Delinquency and Default Information. On each Reporting Date in February, May, August and November, the Servicer will provide to the Backup Servicer, the Administrative Agent and the Lenders, a quarterly statement, including historical portfolio delinquency, static pool default and net loss information on its managed portfolio, with respect to the related calendar quarter, signed by a Responsible Officer of the Servicer and the Borrower in form and substance acceptable to the Administrative Agent in its discretion.

Section 6.10.            Annual Statement as to Compliance.

The Servicer will provide to the Administrative Agent and the Backup Servicer, within 30 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on April 30, 2009, a certificate signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred.

                Section 6.11.            Annual Independent Public Accountant’s/Consultant’s Servicing Reports.

For so long as Sparta or an Affiliate thereof is the Servicer, the Servicer will cause a firm of nationally recognized independent public accountants or a third party advisory or consulting firm reasonably acceptable to the Administrative Agent (who may also render other services to the Servicer) to furnish to the Administrative Agent, within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on April 30, 2009: (i) a report relating to such fiscal year to the effect that (a) such firm has reviewed such Servicer Reports, Servicer Certificates and the supporting documentation and records therefor relating to the servicing of the Collateral as it deemed necessary in order to issue such report, and (b) based on such examination, such firm is of the opinion that the Servicer’s assertion that it has satisfied the minimum servicing standards set forth in this Agreement as of and for such fiscal year is fairly stated, in all material respects, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (including, but not limited to, cash reconciliation) to such Servicer Reports, Servicer Certificates and the supporting documentation and records therefor relating to the Collateral and compared the information contained in such Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with the related supporting documentation and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement. In the event such independent public accountants require the Backup Servicer to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 6.11, the Servicer shall direct the Collateral Custodian or Backup Servicer, as applicable, in writing to so agree; it being understood and agreed that the Backup Servicer will deliver such letter of agreement in conclusive reliance upon the direction of the Servicer, and the Backup Servicer has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

Section 6.12.            The Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that the performance of its duties hereunder is or has become illegal under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect addressed and delivered to the Administrative Agent. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

Section 6.13.            Servicer Defaults.

If any one of the following events (a “Servicer Default”) shall occur (and is not waived in writing by the Administrative Agent):

(a)            any failure by the Servicer to make any payment, transfer or deposit into the Collection Account, or, if applicable, to give instructions or notice to the Collection Account Bank to make such payment, transfer or deposit (including, without limitation, with respect to the remittance of Collections) as required by this Agreement or the other Transaction Documents which continues unremedied for a period of two (2) Business Days;

(b)            any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party and the same continues unremedied for a period of five (5) Business Days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure shall have been received by the Servicer from the Administrative Agent or any Lender or (ii) the date on which a Responsible Officer of the Servicer, the Originator or the Borrower acquires actual knowledge thereof;

(c)            an Insolvency Event with respect to the Servicer;

(d)            any failure by the Servicer to deliver any required report or certificate hereunder;

(e)            any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made and continues to be unremedied for a period of five (5) Business Days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such incorrectness shall have been received by the Servicer from the Administrative Agent or any Lender or (ii) the date on which a Responsible Officer of the Servicer, the Borrower or the Originator acquires actual knowledge thereof; or

(f)             any Termination Event shall have occurred;

then notwithstanding anything herein to the contrary, the Administrative Agent, by written notice to the Servicer (with a copy to the Collection Account Bank and the Backup Servicer) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement (other than fees or expenses owed to the Servicer which have accrued or been incurred prior to the delivery of the Servicer Termination Notice).

Section 6.14.            Appointment of Successor Servicer.

(a)            On and after (i) the receipt by the Servicer and the Backup Servicer of a Servicer Termination Notice pursuant to Section 6.13 or (ii) the non-renewal of the Servicing Term pursuant to Section 6.1(e), the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.7 or Section 2.8, as applicable, the Servicing Fee therefor until such date; provided that any fees or expenses owed to the Servicer attributable to the period prior to such date shall accrue and remain payable. The Administrative Agent may at any time following delivery of a Servicer Termination Notice to the Backup Servicer in writing or the non-renewal of the Servicing Term, in its sole discretion, appoint the Backup Servicer as the Servicer hereunder, and the Backup Servicer shall on such date assume all obligations of the Servicer hereunder with respect to servicing of the Collateral, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer; provided that unless otherwise specified in the Servicer Termination Notice or the notice of the non-renewal of the Servicing Term, the Backup Servicer shall assume all obligations of the Servicer no later than five (5) Business Days after its receipt of the Servicer Termination Notice or the notice of the non-renewal of the Servicing Term. As compensation therefor, the Backup Servicer shall thereafter be entitled to the Servicing Fee together with any other rights to reimbursement to which the Servicer is entitled as specified herein, plus Transition Expenses. In the event that the Administrative Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date (other than in connection with the Backup Servicer declining to continue to act as Servicer, in which case, the terms of Section 6.14(f) shall govern), the Administrative Agent shall as promptly as possible appoint a successor Servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and each Lender. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent may petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of loans, as the Successor Servicer hereunder pursuant to the process set forth in Section 6.14(f).

 (b)            The Backup Servicer as successor Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the successor Servicer hereunder.

(c)            The Servicer agrees to cooperate and use its best efforts in effecting the transition of the responsibilities and rights of servicing of the Receivables, including, without limitation, the transfer to the Backup Servicer as successor Servicer for the administration by it of all cash amounts that shall at the time be held by Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Receivables and the delivery to the Backup Servicer as successor Servicer in an orderly and timely fashion of all files and records with respect to the Receivables and a computer tape in readable form containing all information necessary to enable the Backup Servicer as successor Servicer to service the Receivables. In addition, the Servicer agrees to cooperate and use its best efforts in providing at the Servicer’s expense to the Backup Servicer, as successor Servicer, with a list of key servicing personnel and contact information, reasonable access (including at the premises of the Servicer) to the Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Backup Servicer, as successor Servicer, to assume the servicing functions hereunder.

(d)            The Backup Servicer as successor Servicer is authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do so or accomplish all other acts or things necessary or appropriate to effect the purposes of such Servicer Termination Notice or non-renewal of the Servicing Term or to perform the duties of the Servicer. The Servicer will provide the Backup Servicer, as successor Servicer, with a power of attorney stating such (at such time as the Backup Servicer becomes successor Servicer).

 (e)            Upon its appointment, the Backup Servicer (subject to Section 6.14(a)) or the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable; provided that the Backup Servicer or Successor Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer or Successor Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Backup Servicer or Successor Servicer, as applicable, shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, (vi) no obligation to make payments with respect to any losses on investments made by or at the direction of the Servicer, (vii) no obligation to take any legal action which the Backup Servicer in its reasonable opinion believes subjects it to any liability in connection with such legal action unless it shall have been assured to its reasonable satisfaction that it will be indemnified for such liabilities, and (viii) no liability with respect to any action performed, or breaches or defaults caused, by any prior Servicer prior to its appointment, or any claim of a third party based on any alleged action of any prior Servicer. The indemnification obligations of the Backup Servicer or the Successor Servicer, as applicable, upon becoming a successor Servicer, are expressly limited to those arising on account of its gross negligence, bad faith or willful misconduct. In addition, the Backup Servicer or Successor Servicer, as applicable, shall have no liability relating to the representations and warranties of the initial Servicer contained in Article IV or the covenants of the Servicer set forth in Sections 5.4(d)(ii), (d)(iii), (i), (j), (k), (m), and (p) (insofar as such covenants relate to the Borrower or the initial Servicer).

(f)            Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 6.14, the Backup Servicer will promptly begin the transition to its role as Servicer. In the event the Backup Servicer declines to continue to act as Servicer hereunder, the Backup Servicer shall solicit, by public announcement, bids from banks and specialty finance companies meeting the qualifications set forth in Section 6.14(a). Such public announcement shall specify that the Successor Servicer shall be entitled to the full amount of the Servicing Fee as servicing compensation. Within thirty (30) days after any such public announcement, the Backup Servicer shall negotiate and effect the sale, transfer and assignment of the servicing rights and responsibilities hereunder to a qualified party acceptable to the Administrative Agent submitting a qualifying bid. The Backup Servicer shall deduct from any sum received by the Backup Servicer from the successor to the Servicer in respect of such sale, transfer and assignment, all costs and expenses of any public announcement, of conducting such sale and of any sale, transfer and assignment of the servicing rights and responsibilities hereunder. After such deductions, the remainder of such sum shall be paid by the Backup Servicer to the Servicer at the time of such sale, transfer and assignment to the Servicer’s successor. If no bid from a qualified potential Successor Servicer is received or if no sale, transfer and assignment of the servicing rights and responsibilities hereunder shall have been concluded within thirty (30) days after such public announcement, the Backup Servicer may, in its discretion, appoint, or petition a court of competent jurisdiction to appoint, any established servicing institution as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. As compensation, any Successor Servicer (including, without limitation, the Administrative Agent) so appointed shall be entitled to receive the Servicing Fee, including, without limitation, Transition Expenses. The Backup Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. No appointment of a successor to the Servicer hereunder shall be effective until written notice of such proposed appointment shall have been provided by the Backup Servicer to the Borrower, the Administrative Agent and each Lender and the Backup Servicer shall have consented thereto. The Backup Servicer shall not resign as Servicer until a Successor Servicer has been appointed and accepted such appointment. Notwithstanding anything to the contrary contained herein, in no event shall Lyon, in any capacity, be liable for any Servicing Fee or for any differential in the amount of the Servicing Fee paid hereunder and the amount necessary to induce any Successor Servicer under this Agreement and the transactions set forth or provided for by this Agreement.

 (g)            Notwithstanding anything contained in this Agreement to the contrary, a Successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Receivables (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and such Successor Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exists in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Servicer making or continuing any Errors (collectively, “Continued Errors”), such Successor Servicer shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Servicer agrees to use commercially reasonable efforts to prevent further Continued Errors. In the event that the Successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use commercially reasonable efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. Such Successor Servicer shall be entitled to recover its costs thereby expended in accordance with Section 2.7 or Section 2.8, as applicable.

ARTICLE VII

THE BACKUP SERVICER

Section 7.1.            Designation of the Backup Servicer.

(a)            Initial Backup Servicer. The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer hereunder from time to time in accordance with this Section 7.1. Until the Administrative Agent shall give to Lyon a Backup Servicer Termination Notice, Lyon is hereby designated as, and hereby agrees to perform the duties and obligations of, a Backup Servicer pursuant to the terms hereof.

(b)            Successor Backup Servicer. Upon the Backup Servicer’s receipt of Backup Servicer Termination Notice from the Administrative Agent of the designation of a replacement Backup Servicer pursuant to the provisions of Section 7.5, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.

Section 7.2.              Duties of the Backup Servicer.

(a)           Appointment. The Borrower and the Administrative Agent, as agent for the Secured Parties, each hereby appoints Lyon to act as Backup Servicer, for the benefit of the Secured Parties, as from time to time designated pursuant to Section 7.1. The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)           Duties. From the Closing Date and until its removal pursuant to Section 7.5, the Backup Servicer shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i)           Before the Closing Date, the Servicer shall deliver and the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Servicing Reports (if any) in hard copy and in Microsoft EXCEL® or a comparable format.

(ii)           Not later than 12:00 noon on each Reporting Date, the Servicer shall deliver to the Backup Servicer the loan tape, which shall include any information relating to the Receivables reasonably requested by the Backup Servicer and shall include, but not be limited to, the following information: (x) for each Receivable, the name and number of the related Obligor, the collection status, the loan status, the Powersports Vehicle category, the date of each Scheduled Payment and the Outstanding Receivable Balance, (y) the Borrowing Base and (z) the Aggregate Outstanding Receivable Balance (collectively, the “Tape”). The Backup Servicer shall accept delivery of the Tape.

(iii)          Provided that the Backup Servicer has received all reports, data and information from the Servicer within the time frames set forth in this Section and Section 6.9, prior to the related Payment Date, the Backup Servicer shall review the Servicing Report to ensure that it is complete on its face and that the following items in such Servicing Report have been accurately calculated, if applicable, and reported: (A) the Borrowing Base, (B) the Backup Servicing Fee, (C) the Receivables that are Delinquent Receivables or Defaulted Receivables and (D) the Aggregate Outstanding Receivable Balance. The Backup Servicer shall provide the Administrative Agent and the Servicer with a monthly certification substantially in the form attached hereto as Exhibit K (the “Backup Servicer Monthly Certification”) confirming the accurate calculation of such items in the Servicing Report and that the Servicing Report is complete on its face within two (2) Business Days of receiving all of such reports, data and information for the related Payment Date. In the event of any discrepancy with the Servicing Report based on such review, the Backup Servicer shall notify the Administrative Agent and the Servicer of such discrepancy not later than the Business Day preceding such Payment Date.

(iv)          If the Servicer disagrees with the certification provided under paragraph (iii) above by the Backup Servicer or if the Servicer has not reconciled any material discrepancy, the Backup Servicer agrees to confer with the Servicer to resolve such disagreement on or prior to the next succeeding date of determination and shall settle such discrepancy with the Servicer if possible, and notify the Administrative Agent of the resolution thereof. The Servicer hereby agrees to cooperate at its own expense with the Backup Servicer in reconciling any discrepancies herein. If within twenty (20) days after the delivery of the certification provided under paragraph (iii) above by the Backup Servicer such discrepancy is not resolved, the Backup Servicer shall promptly notify the Administrative Agent of the continued existence of such discrepancy. Following receipt of such notice by the Administrative Agent, the Servicer shall deliver to the Administrative Agent and the Backup Servicer no later than the next Payment Date a certificate describing the nature and amount of such material discrepancies and the actions the Servicer proposes to take with respect thereto.

(c)            Reliance on Tape. With respect to the duties described in Section 7.2(b), except as expressly set forth herein, the Backup Servicer, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Tape, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.

    Section 7.3.              Merger or Consolidation.

Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement, provided (A) such Person is organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), and (B)(a) has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” by Moody’s, (b) has a parent corporation which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A1” or better by S&P and “P-1” by Moody’s or (c) is otherwise acceptable to the Administrative Agent.

    Section 7.4.              Backup Servicing Compensation.

As compensation for its backup servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee and other amounts payable in accordance with the Backup Servicer Fee Letter to the extent of funds available therefor pursuant to Section 2.7  and Section 2.8, as applicable. The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease (excluding any unpaid outstanding amounts as of that date) on the  earliest to occur of: (i) it becoming the successor Servicer, (ii) its removal as Backup Servicer pursuant to Section 7.5, or (iii) the termination of this Agreement. In each such case, the Backup Servicer shall be entitled to its Backup Servicer Fee earned and reimbursable expenses incurred through the date of such event. Upon becoming successor Servicer pursuant to Section 6.14, the Backup Servicer shall be entitled to the Servicing Fee, Transition Expenses and reimbursement rights to which the successor Servicer is entitled hereunder.

Section 7.5.  Backup Servicer Removal.

The Backup Servicer may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Backup Servicer (the “Backup Servicer Termination Notice”). In the event of any such removal, a replacement Backup Servicer may be appointed by  the Administrative Agent; provided that if no Servicer Default is then existing, the Administrative Agent shall obtain the prior written consent of the Servicer of such new Backup Service, such consent not to be unreasonably withheld or delayed.

Section 7.6.      Limitation on Liability.

(a)       The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence, willful misconduct or bad faith of it or them or the failure to perform materially in accordance with this Agreement. In no event shall the Backup Servicer be required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder or in the exercise of any of its rights and powers hereunder if, in its sole judgment, it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(b)      The Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Secured Parties, the Administrative Agent and the Collateral Custodian each agree to look only to the Servicer to perform such obligations. Except as expressly set forth herein, the Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or provided by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made by any third party with respect to any Collateral, or (v) the acts or omissions of any successor Backup Servicer.

(c)      Notwithstanding anything to the contrary herein, the Backup Servicer shall not be liable for any delays in performance for causes beyond its control, including, but not limited to, acts of war or terrorism, powerline failures, fire, flood, epidemic, acts of the Borrower, the Servicer or the Administrative Agent or restriction by civil or military authority in their sovereign or contractual capacities. In the event of any such delay, performance shall be extended for so long as such period of delay.

Section 7.7.  Resignation by the Backup Servicer.

Prior to its appointment as the Successor Servicer pursuant to this Agreement, the Backup Servicer may resign as Backup Servicer under this Agreement upon not less than ninety (90) days notice to the Borrower and the Administrative Agent. In the event of such resignation, the Backup Servicer shall return to the Servicer any and all documents, materials, work products and all copies made thereof, which were obtained by the Backup Servicer from the Servicer (other than such copies that the Backup Servicer is required to retain by law rule or regulation) within three (3) Business Days of its resignation.

If the Backup Servicer is appointed to be the Successor Servicer, after such date, the Backup Servicer (as the Successor Servicer) may at any time resign and terminate its obligations under this Agreement upon at least ninety (90) days’ prior written notice to the Borrower and the Administrative Agent; provided that no such resignation or termination shall be effective until a replacement Successor Servicer is appointed (and accepts such appointment) pursuant to the terms of Section 6.14. Promptly after receipt of notice of the Backup Servicer’s intended resignation as the Successor Servicer, the Administrative Agent shall appoint a replacement Successor Servicer pursuant to the terms of Section 6.14, and the Administrative Agent will use its commercially reasonable efforts to appoint such a replacement Successor Servicer. If the Administrative Agent has not appointed a replacement Successor Servicer within sixty (60) days after receipt of the Backup Servicer’s notice of resignation as the Successor Servicer, the Backup Servicer, at the expense of the Borrower, may petition any court of competent jurisdiction to appoint a replacement Successor Servicer. One original counterpart of any aforementioned instrument of appointment shall be delivered to each of the Borrower, the Administrative Agent and the replacement Successor Servicer.

ARTICLE VIII

THE COLLATERAL CUSTODIAN

Section 8.1.      Designation of Collateral Custodian.

(a)      Initial Collateral Custodian. The role of collateral custodian with respect to the Required Loan Files shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 8.1. Until the Administrative Agent shall give to U.S. Bank a Collateral Custodian Termination Notice, U.S. Bank is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof.

(b)      Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 8.5, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 8.2.      Duties of Collateral Custodian.

(a)       Appointment. The Borrower and the Administrative Agent each hereby appoints U.S. Bank to act as Collateral Custodian, for the benefit of the Administrative Agent, as agent for the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)      Duties. On or before the initial Funding Date, and until its removal pursuant to Section 8.5, the Collateral Custodian shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i)   The Collateral Custodian shall take and retain custody of the Required Loan Files delivered by the Borrower pursuant to Section 3.2 hereof in accordance with the terms and conditions of this Agreement, as bailee for the purposes of the relevant UCC (a “Bailee”), all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Administrative Agent, as agent for the Secured Parties. Within three (3) Business Days of its receipt of any Required Loan File, the Collateral Custodian shall review such Required Loan File to confirm that (A) the loan documents and instruments in such Required Loan File have been properly executed and have no missing or mutilated pages, (B) there is evidence that UCC and other filings (to extent identified on the related Receivable Checklist as being required by the Required Loan File) have been made, (C) if listed on the Receivable Checklist, an Insurance Policy exists with respect to any real or personal property constituting the Related Property, and (D) the related original Outstanding Receivable Balance, loan/lease number, maturity date identified in the Underlying Instruments, FICO score of the related Obligor and Obligor name and mailing address with respect to such Receivable is referenced on the related Receivable Checklist and is not a duplicate Receivable (based on the loan/lease number) (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan File hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian an electronic file (in Microsoft EXCEL® or a comparable format) that contains the Receivable number, Obligor name, original Outstanding Receivable Balance and the related Receivable Checklist. At the conclusion of such review, the Collateral Custodian shall deliver to the Servicer, the Borrower and the Administrative Agent a collateral receipt in the form of Exhibit L attached hereto (a “Collateral Receipt”). If any Collateral Receipt discloses any deficiencies (a “Deficiency”) in any of the Required Loan Files, the Collateral Custodian shall promptly notify the Administrative Agent and the Servicer of such Deficiency and provide them with an exception report specifying the Receivables which have a Deficiency and the Review Criteria that they fail to satisfy. The Servicer shall have fifteen (15) Business Days to correct any non-compliance with any Review Criteria. If after the conclusion of such time period the Servicer has still not cured any non-compliance by a Receivable with any Review Criteria, the Collateral Custodian shall promptly notify the Borrower and the Administrative Agent of such determination by providing an updated exception report to such Persons identifying, with particularity, each Receivable and each of the applicable Review Criteria that such Receivable fails to satisfy. In addition, if requested in writing by the Servicer and approved by the Administrative Agent within fifteen (15) Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Receivable which fails to satisfy a Review Criteria to the Borrower or its designee. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing, inspecting or examining any Required Loan File to determine that the contents thereof are genuine, enforceable or appropriate for the represented purpose or that they are other than what they purport to be on their face.

(ii)            In taking and retaining custody of the Required Loan Files, the Collateral Custodian shall be deemed to be acting as the Bailee of the Secured Parties; provided that the Collateral Custodian makes no representations as to the enforceability of any Required Loan File documents or the existence, perfection or priority of any Lien on the Required Loan Files or the instruments therein; and provided further that the Collateral Custodian’s duties as agent shall be limited to those expressly contemplated herein.

(iii)           All Required Loan File documents that are originals or copies shall be kept in fire resistant facilities in accordance with the Collateral Custodian’s customary standards for such custody, at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Collateral Custodian in a written notice delivered at least forty-five (45) days prior to such change. All Required Loan Files shall be identified using a barcode system and maintained in such a manner so as to permit retrieval and access.

(iv)           On the third Business Day of each month, the Collateral Custodian shall provide to the Administrative Agent and the Servicer (in a form acceptable to the Administrative Agent and the Collateral Custodian) an updated list of Receivables in its possession and an updated exceptions report.

(v)            In performing its duties, the Collateral Custodian shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as collateral custodian for others.

Section 8.3.  Merger or Consolidation.

Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 8.4.      Collateral Custodian Compensation.

As compensation for its collateral custodian activities hereunder, the Collateral Custodian shall be entitled to a Collateral Custodian Fee and other amounts payable to it pursuant to the Collateral Custodian Fee Letter and pursuant to the provision of Section 2.7 or Section 2.8, as applicable. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fee and such other amounts shall cease (excluding any outstanding amounts unpaid as of such date) on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 8.5 or (ii) the termination of this Agreement.

Section 8.5.      Collateral Custodian Removal.

The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”) at least sixty (60) days prior to the effective date of such removal; provided that notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed, has agreed to act as Collateral Custodian hereunder, and has received all Required Loan Files held by the previous Collateral Custodian; provided, that the Collateral Custodian shall not be required to deliver the Loan Files to a successor until it has received all contractually due fees and reasonable out-of-pocket expenses then owing to it pursuant to the Transaction Documents.

Section 8.6.      Limitation on Liability.

(a)       The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon, and need not verify, any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent.

(b)      The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)       The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except, notwithstanding anything to the contrary contained herein, in the case of its willful misconduct, lack of good faith or grossly negligent performance or omission of its duties and in the case of its negligent performance of its duties in taking and retaining custody of the Required Loan Files.

(d)      The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value of any of the Collateral. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)            The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f)            The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)            It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)            Notwithstanding anything to the contrary herein, the Collateral Custodian shall not be liable for any delays in performance for causes beyond its control, including, but not limited to, acts of war or terrorism, powerline failures, fire, flood, epidemic, acts of the Borrower, the Servicer or the Administrative Agent or restriction by civil or military authority in their sovereign or contractual capacities. In the event of any such delay, performance shall be extended for so long as such period of delay.

(i) The Collateral Custodian shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement on behalf of the Borrower, the initial Servicer or the Secured Parties.

Section 8.7.     The Collateral Custodian Not to Resign.

The Collateral Custodian may at any time resign and terminate its obligations under this Agreement upon at least ninety (90) days’ prior written notice to the Borrower, the Servicer and the Administrative Agent; provided that no such resignation or termination shall be effective until a successor Collateral Custodian is appointed (and accepts such appointment) pursuant to the terms of this Section 8.7. Promptly after receipt of notice of the Collateral Custodian’s intended resignation, the Borrower shall appoint, by written instrument, a successor Collateral Custodian which shall be acceptable to the Administrative Agent, such acceptance not to be unreasonably withheld. If the Borrower fails to appoint a successor custodian pursuant to the terms hereof within thirty (30) days after receipt of the Collateral Custodian’s notice of resignation, the Administrative Agent shall have the exclusive right to appoint by written instrument, a successor Collateral Custodian, and the Administrative Agent will use its commercially reasonable efforts to appoint such a Collateral Custodian. If neither the Borrower nor the Administrative Agent has appointed a successor Collateral Custodian within sixty (60) days after receipt of the Collateral Custodian’s notice of resignation, the Collateral Custodian, at the expense of the Borrower, may petition any court of competent jurisdiction to appoint a successor Collateral Custodian. One original counterpart of any aforementioned instrument of appointment shall be delivered to each of the Borrower, the Administrative Agent, the Servicer and the successor Collateral Custodian.

Section 8.8.      Release of Documents.

(a)            Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Collateral Custodian is hereby authorized, upon written receipt from the Servicer of a request for release in the form annexed hereto as Exhibit G (a “Request for Release”) and consented to by the Administrative Agent, to release to the Servicer within two (2) Business Days of receipt of such request, the related Required Loan Files set forth in such Request for Release to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Administrative Agent in accordance with the terms of this Agreement. The Servicer shall return to the Collateral Custodian the Required Loan Files (i) promptly upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such servicing no longer exists, unless the Receivable shall be liquidated, in which case, upon receipt of an additional Request for Release, the Servicer’s Request for Release submitted pursuant to the first sentence of this subsection shall be released by the Collateral Custodian to the Servicer.

(b)           Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s Request for Release (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan File to the Servicer.

Section 8.9.      Return of Required Loan Files and Servicing Files.

The Borrower may, with the prior written consent of the Administrative Agent, require that the Collateral Custodian return each Required Loan File (a) delivered to the Collateral Custodian in error, (b) as to which the lien on the Related Property has been so released pursuant to Section 9.2, (c) for which the Borrower has paid all required amounts pursuant to Section 2.15  with respect to the related Receivables, or (d) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit G hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within two (2) Business Days, return the Required Loan File so requested to the Borrower.

Section 8.10.    Access to Certain Documentation and Information Regarding the Collateral; Audits.

The Servicer, the Originator, the Borrower and the Collateral Custodian shall provide to the Administrative Agent access to the Required Loan Files and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Lender are required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two (2) Business Days prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and Collateral Custodian’s normal security and confidentiality procedures (or, in the case of Lyon as the successor Servicer, upon five (5) Business Day’s notice). Periodically at the discretion of the Administrative Agent, the Administrative Agent may review the Servicer’s collection and administration of the Collateral in order to assess compliance by the Servicer with the Credit and Collection Policy and the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral and Required Loan Files in conjunction with such a review. The Borrower, the Servicer and the Originator shall permit the Administrative Agent, or its respective agents or representatives, to visit the offices of each such Person during normal office hours and upon reasonable notice to examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers of the Borrower, the Servicer or the Originator having knowledge of such matters, and the Borrower shall pay the costs and expenses for all such visits, subject to the limitations in Section 13.9. The Borrower, the Servicer and the Originator shall permit the Administrative Agent or its respective agents or representatives to directly contact any Obligor for the purpose of conducting confirmation of collateral due diligence, in accordance with procedures mutually acceptable to the Servicer and the Administrative Agent. Without limiting the foregoing provisions of this Section 8.10, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other independent auditors acceptable to the Administrative Agent to conduct a review of the Required Loan Files and all other documentation regarding the Collateral.

ARTICLE IX

SECURITY INTEREST

Section 9.1.       Grant of Security Interest.

This Agreement constitutes a security agreement and the transactions effected hereby constitute secured loans by the Lenders to the Borrower under Applicable Law. For such purpose, the Borrower hereby transfers, conveys, assigns and grants as of the Closing Date to the Administrative Agent, as agent for the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral and all loans, securities, chattel paper, financial assets, investment property, instruments, general intangibles, payment intangibles, accounts, deposit accounts, money, documents, agreements, investments and all other property and assets of any type or nature in which the Borrower has an interest, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the entire Facility Amount arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent. The grant of a security interest under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) no Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 9.2.       Release of Lien on Collateral.

On the date (i) any Receivable has been paid in full by the related Obligor and deposited in the Collection Account, (ii) any Receivable becomes a Prepaid Receivable and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (iii) for which the Borrower has paid all required amounts pursuant to Section 2.15  with respect to the related Receivable, or (iv) this Agreement terminates in accordance with the terms hereof upon full and final payment of the Facility Amount and any other related obligations payable hereunder, the Administrative Agent, as agent for the Secured Parties, shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Administrative Agent, as agent for the Secured Parties in, to and under such Receivable (or all Receivables in the case of clause (iv)), all related Collateral and all future monies due or to become due with respect thereto. The Administrative Agent, as agent for the Secured Parties, shall, at the sole expense of the Borrower, (i) execute such instruments of release in favor of the Borrower with respect to the portion of the Collateral to be released from the Lien of this Agreement as the Borrower may reasonably request (in recordable form if necessary), (ii) deliver any portion of the Collateral to be released from the Lien of this Agreement in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Collateral Custodian to take such actions, as are necessary and appropriate to release the Lien of the Administrative Agent and the Secured Parties on the portion of the Collateral to be released and deliver to the Borrower such portion of the Collateral to be released to the Borrower.

Section 9.3.       Further Assurances.

The provisions of Section 13.12 shall apply to the security interest granted under Section 9.1 as well as to the Advances hereunder.

Section 9.4.       Remedies.

Subject to the provisions of Section 10.2, upon the occurrence of a Termination Event (which has not been waived in writing by the Lenders), the Administrative Agent shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Administrative Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.

Section 9.5.       Waiver of Certain Laws.

The Borrower, the Originator and the Servicer each agree, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisal, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower, the Originator and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

Section 9.6.      Power of Attorney.

Each of the Borrower and the initial Servicer hereby irrevocably appoints the Administrative Agent to act upon and during the occurrence and continuation of a Termination Event as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, in each case to the extent so permitted hereunder, the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant to Section 9.4, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document, the Borrower and the initial Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto and (e) such other and further actions as the Administrative Agent reasonably may deem to be appropriate in connection with the enforcement of all rights and remedies with respect to the Collateral. Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE X

TERMINATION EVENTS

Section 10.1.    Termination Events.

If any one of the following termination events (“Termination Events”) shall occur:

(a)            failure on the part of the Borrower or the Servicer (for purposes of this Section 10.1, references to the “Servicer” shall only apply while Sparta or an Affiliate thereof is the Servicer) to make any payment or deposit (including, without limitation, the payment in full of all Advances Outstanding and other Obligations on the Termination Date and any failure to remit Collections or make any other payment or deposit required to be made by the terms of the Transaction Documents) on the day such payment or deposit is required to be made and the same continues unremedied for two (2) Business Days;

(b)            the failure of the Borrower, the Originator or the Servicer to make any payment when due with respect to any of its Indebtedness or other obligations (after giving effect to any applicable grace period) or such Indebtedness or other obligations have been accelerated for any reason or a default occurs with respect to any outstanding term securitization issued by the Originator or an Affiliate of the Originator; or

(c)            any representation, warranty or certification made by the Borrower, the Servicer or the Originator in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made, and which continues to be unremedied for a period of five (5) Business Days after the earlier to occur of (i) the date on which written notice of such incorrectness shall have been received by the Borrower, the Servicer or the Originator, as applicable, from the Administrative Agent or (ii) the date on which a Responsible Officer of the Borrower, the Servicer or the Originator, as applicable, acquires knowledge thereof; or

(d)            any failure on the part of the Borrower, the Originator or the Servicer duly to observe or perform in any material respect any of its respective covenants or agreements set forth in this Agreement or the other Transaction Documents, including without limitation making a material change to the Credit and Collection Policy or other underwriting guidelines (subject to Section 5.4(f)), and the same continues unremedied for a period of five (5) Business Days after the earlier to occur of (i) the date on which written notice of such failure shall have been received by the Borrower, the Originator or the Servicer, as applicable, from the Administrative Agent or (ii) the date on which a Responsible Officer of the Borrower, the Originator or the Servicer, as applicable, acquires knowledge thereof; or

(e)            the occurrence of an Insolvency Event relating to the Borrower or the Originator; or

(f)            the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money, in excess individually or in the aggregate of $50,000 against the Borrower or $500,000 against either the Originator or the Servicer, and the Borrower, the Originator or the Servicer, as applicable, shall not have either (i) discharged, paid or provided for the discharge of any such judgment, decree or order in accordance with its terms by the time required in such judgment, decree or order, or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; or

(g) (1)     other than with respect to terminations or releases authorized by the Administrative Agent or otherwise permitted pursuant to the terms of the Transaction Documents, any Transaction Document, or any Lien granted thereunder, shall, in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Originator or the Servicer,

(2)       the Borrower, the Originator or the Servicer shall, directly or indirectly, contest in writing in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest on any of the Collateral, or

(3)       any security interest on any of the Collateral securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document for more than two (2) Business Days after the earlier to occur of (i) the date on which written notice of such failure shall have been received by the Borrower, the Originator or the Servicer, as applicable, from the Administrative Agent or any other party to any Transaction Document or (ii) the date on which a Responsible Officer of the Borrower, the Originator or the Servicer, as applicable, acquires knowledge thereof; or

(h)            the aggregate Advances Outstanding on any day exceeds the Maximum Availability on such day and the same continues unremedied for three (3) consecutive Business Days; or

(i)             the occurrence of any event which (as determined by the Administrative Agent in its sole discretion) causes or could reasonably be expected to cause a Material Adverse Effect; or

(j)             the occurrence of a Change of Control; or

(k)            the annual audited financial statements of the Borrower or the Originator are qualified in any manner; or

(l)             as of the last day of each Collection Period commencing with the third (3rd) Collection Period immediately following the initial Funding Date, the three-month rolling Excess Spread is less than the Minimum Excess Spread Requirement; or

(m)           the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration of the Borrower as an “investment company” within the meaning of the 1940 Act; or

(n)            the Borrower shall become taxable as a corporation or other entity for federal or state income tax purposes; or

(o)            the Borrower’s or the Servicer’s business activities are terminated (other than in connection with the Administrative Agent’s exercising its rights in connection with a Servicer Default) for any reason, including any termination thereof by a regulatory, tax or accounting body; or

(p)            failure of the Borrower to duly observe or perform in any material respect any terms, covenants or agreements set forth under any Hedging Agreement (including the requirements for such Hedging Agreements set forth in Section 5.1(n)); or

(q)            failure of any Hedge Counterparty (other than the Administrative Agent or any Affiliate of the Administrative Agent) to maintain the Long-term Rating Requirement or the Short-term Rating Requirement and such Hedge Counterparty is not replaced with a Hedge Counterparty acceptable to the Administrative Agent in its sole discretion within thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure shall have been received by the Borrower, the Originator or the Servicer, as applicable, from the Hedge Counterparty or (ii) the date on which a Responsible Officer of the Borrower, the Originator or the Servicer, as applicable, acquires knowledge thereof; or

(r)           the three-month rolling average Delinquency Ratio of the Borrower exceeds 5.00%; or

(s)          the three-month rolling average Default Ratio of the Borrower exceeds 3.00%; or

(t)           the three-month rolling average Net Loss Ratio of the Borrower exceeds 2.50%; or

(u)          as of the applicable determination dates set forth therein, the failure of the Originator to duly observe any of its covenants set forth in Sections 5.4(q), (s), (u), (v), (w) and (x).

Section 10.2.    Remedies.

(a)           Upon the occurrence of a Termination Event, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by notice to the Borrower (with copies to the Backup Servicer, the Servicer and the Collateral Custodian), declare the Termination Date to have occurred and the Facility Amount to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower); provided that in the case of any event described in Section  10.1(e), the Facility Amount shall be immediately due and payable in full (without presentment, demand, notice of any kind, all of which are hereby expressly, waived by the Borrower) and the Termination Date shall be deemed to have occurred automatically upon the occurrence of any such event.

(b)           Upon the declaration or occurrence of the Termination Date, the Revolving Period shall end and the Amortization Period shall commence. Thereafter, the Collateral Custodian shall follow the commercially reasonable written instructions of the Administrative Agent with respect to the exercise of remedies on the Collateral. On and after the declaration or occurrence of the Termination Date, the Administration Agent, for the benefit of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative, and also may require the Collateral Custodian, the Borrower and the initial Servicer to, and the Collateral Custodian, the Borrower and the initial Servicer hereby agree that they will at the initial Servicer’s expense and upon request of the Administrative Agent forthwith, (i) assemble all or any part of the Collateral as directed by the Administrative Agent and make the same available to the Administrative Agent at a place to be designated by the Administrative Agent and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. In the event that the Administrative Agent elects to sell the Collateral or any part thereof, bids will be accepted for a period of no less than thirty (30) days and the Collateral shall be sold to the highest bidder. The Borrower agrees that, to the extent notice of sale shall be required by law, at least thirty (30) days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied pursuant to Section 2.8.

ARTICLE XI

INDEMNIFICATION

Section 11.1.    Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Backup Servicer, the Collateral Custodian, the Lockbox Bank, the Collection Account Bank, any Successor Servicer, the Secured Parties and each of their respective assigns and officers, directors, employees and agents (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages (exclusive of consequential damages), losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party arising out of or as a result of this Agreement or the other Transaction Documents or the Collateral or in respect of any Receivable included in the Collateral, excluding, however, (A) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, and (B) any income or franchise taxes incurred by such Indemnified Party arising out of or as a result of this Agreement. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i)            any representation or warranty made or deemed made by the Borrower or any of its officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect when made or deemed made or delivered;

(ii)           the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement, any of the other Transaction Documents or any agreement executed in connection therewith, or with any Applicable Law, including with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

(iii) the failure to vest and maintain vested in the Administrative Agent, as agent for the Secured Parties, a first priority perfected security interest in the Collateral, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance or at any time thereafter (including, without limitation, as the result of the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral);

(iv)       any dispute, claim, offset or defense (other than the discharge in bankruptcy of any Obligor) of any Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim related to such Collateral;

(v)        any failure of the Borrower to perform its duties under the Transaction Documents with respect to any Collateral;

(vi)       the failure of any Receivable represented by the Borrower to be an Eligible Receivable to be an Eligible Receivable on the date of the applicable representation;

(vii)      the failure of any Lockbox Account Bank to remit any amounts held in the Lockbox Account pursuant to the instructions of the Servicer or the Administrative Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof) whether by reason of the exercise of set-off rights or otherwise;

(viii)     any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower to qualify to do business or file any notice or business activity report or any similar report;

(ix)        any action taken by the Borrower in the enforcement, servicing or collection of any Collateral;

(x)         any claim, suit or action of any kind arising out of or in connection with any products liability or other claim by an Obligor or other third party with respect to any merchandise sold or services rendered with respect to any Collateral;

(xi)        any claim, suit or action of any kind arising out of or in connection with the breach of any Applicable Law with respect to the Collateral or the Transaction Documents or the ownership or operation of any Powersports Vehicle, including any vicarious liability;

(xii)       the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xiii)      any repayment by a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder or under any other Transaction Document, in each case which amount such Secured Party believes in good faith is required to be repaid;

(xiv)          any claim, suit or action arising from the origination of any Receivable in violation of Applicable Law;

(xv)           the commingling of Collections on the Collateral by the Borrower at any time with other funds;

(xvi)          any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or the security interest in the Collateral;

(xvii)         any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code; or

(xviii)        the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Sale Agreement.

(b)           Any amounts subject to the indemnification provisions of this Section 11.1  shall be paid by the Borrower to the Indemnified Party on the Payment Date following such Person’s written demand therefor setting forth the basis for the related Indemnified Amounts.

(c)           If for any reason the indemnification provided above in this Section 11.1  is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Borrower under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Servicer, the Collection Account Bank, the Backup Servicer, Successor Servicer, or the Collateral Custodian and the termination of this Agreement.

Section 11.2. Indemnities by the Servicer.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts or omissions of the Servicer, excluding, however, (A) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (B) Indemnified Amounts that have the effect of recourse for uncollectible Collateral, the creditworthiness of Obligors or for future diminution of value of any Collateral, and (C) any income or franchise taxes incurred by such Indemnified Party arising out of or as a result of this Agreement, including, but not limited to (i) any representation or warranty made or deemed made by the Servicer under or in connection with any Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its covenants under this Agreement or the other Transaction Documents, (iv) any litigation, proceedings or investigation against the Servicer (v) the failure to vest (in the case of the initial Servicer) and maintain vested in the Administrative Agent (in the case of the initial Servicer and each Successor Servicer (if any)), as agent for the Secured Parties, a first priority perfected security interest in the Collateral, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance or at any time thereafter (including, without limitation, as the result of the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Collateral), (vi) any failure of the Servicer to perform its duties under the Transaction Documents with respect to any Collateral, (vii) solely with respect to the initial Servicer, the failure of any Receivable represented by the initial Servicer to be an Eligible Receivable to be an Eligible Receivable on the date of the applicable representation, (viii) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Servicer to qualify to do business or file any notice or business activity report or any similar report, (ix) any action taken by the Servicer in the enforcement, servicing or collection of any Collateral, (x) solely with respect to the initial Servicer, any claim, suit or action of any kind arising out of or in connection with the breach of any Applicable Law with respect to the Collateral or the Transaction Documents or the ownership or operation of any Powersports Vehicle, including any vicarious liability, (xi) the failure by the Servicer to pay when due any Taxes for which the Servicer is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral, or (xii) the commingling of Collections on the Collateral by the Servicer at any time with other funds.

(b)           Any amounts subject to the indemnification provisions of this Section 11.2  shall be paid by the Servicer to the Indemnified Party within five (5) Business Days following such Person’s written demand therefor setting forth the basis for the related Indemnified Amounts to the Servicer.

(c)           The obligations of the Servicer under this Section 11.2 shall survive the resignation or removal of the Administrative Agent, the Backup Servicer, the Collection Account Bank or Successor Servicer or the Collateral Custodian and the termination of this Agreement.

(d)           Any indemnification payable by the Servicer pursuant to this Section 11.2 shall not be payable from the Collateral.

ARTICLE XII

THE ADMINISTRATIVE AGENT

Section 12.1. The Administrative Agent.

(a)           Appointment. Each Secured Party hereby appoints and authorizes the Administrative Agent as its agent and bailee for purposes of perfection pursuant to the applicable UCC and hereby further authorizes the Administrative Agent to appoint additional agents and bailees to act on its behalf and for the benefit of each Secured Party. Each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Administrative Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. The Lenders may direct the Administrative Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Required Lenders; provided that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

(b)           Standard of Care. The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c)           Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower, the Servicer or the Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Originator or the Servicer or to inspect the property (including the books and records) of the Borrower, the Originator or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d)           Credit Decision with Respect to the Administrative Agent. Each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

(e)           Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower, the Servicer or the Originator), ratably in accordance with its Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower, the Servicer or the Originator.

(f) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five (5) days’ written notice thereof to each Lender and the Borrower and may be removed at any time with cause by the Lenders acting jointly. Upon any such resignation or removal, the Lenders acting jointly shall appoint a successor Administrative Agent reasonably acceptable to the Borrower. Each Lender agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank or other financial institution organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank or financial institution. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII  shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(g) Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their related Pro Rata Shares, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lenders not later than the following Business Day.

ARTICLE XIII

MISCELLANEOUS
Section 13.1. Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Administrative Agent and each Lender; provided that, (i) any amendment of the Agreement that is solely for the purpose of adding a Lender may be effected with the written consent of the Administrative Agent and the Borrower; and (ii) no such amendment, waiver or modification adversely affecting the rights or obligations of the Backup Servicer (in such role or as successor Servicer), the Collection Account Bank, the Lockbox Bank or the Collateral Custodian shall be effective without the written agreement of such Person. The Borrower shall deliver promptly to the Backup Servicer, the Collection Account Bank and the Collateral Custodian a copy of any amendment, waiver or other modification of this Agreement not executed by the Backup Servicer, the Collection Account Bank, the Lockbox Bank or Collateral Custodian in accordance with this Section.

Section 13.2. Notices, Etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy or electronic mail) and mailed, e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address (or specified addresses) set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective upon receipt, or in the case of (a) notice by e-mail, when verbal or electronic communication of receipt is obtained, or (b) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 13.3. Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Facility Amount owing to such Secured Party (other than payments received pursuant to Article XI) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Facility Amount held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Facility Amount; provided, that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4. No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Lenders, the Collateral Custodian, the Collection Account Bank, the Backup Servicer or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5. Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Secured Parties and their respective successors and permitted assigns.

Section 13.6. Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s representations, warranties and covenants set forth in Articles IV and V, and the Servicer’s and the Originator’s representations, warranties and covenants set forth in Articles IV, V, VI, VII and VIII, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer, the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section 13.10, Section 13.11 and Section 13.18 shall be continuing and shall survive any termination of this Agreement.

Section 13.7. Governing Law Consent to Jurisdiction Waiver of Objection to Venue.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 13.8. Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Article XI hereof, the Originator agrees to pay on demand all reasonable costs and expenses of the Administrative Agent, the Lenders, the Backup Servicer, the Collection Account Bank, the Lockbox Bank, the Successor Servicer, the Collateral Custodian and the Secured Parties incurred in connection with the preparation, execution, delivery, third party administration (such term to include, subject to the proviso below, periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, Rating Agency fees, reasonable expenses for travel and lodging, background checks, auditor fees and the reasonable fees and out-of-pocket expenses of counsel for such Persons with respect thereto and with respect to advising such Persons as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses (including reasonable counsel fees, out-of-pocket expenses and bank account fees related to the administration of the facility), incurred in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith; provided that, prior to a Termination Event or Unmatured Termination Event, any expenses in connection with periodic audits by the Administrative Agent and the Lenders shall be limited to $30,000 per calendar year.

(b) The Borrower covenants to pay on demand any and all stamp, sales, excise documentary, property and other similar taxes and fees arising from any payment made hereunder or under any other Transaction Document, or in connection with the execution, delivery, filing and recording or enforcement of this Agreement and the other documents to be delivered hereunder payable or determined to be payable to any Governmental Authority.

Section 13.10.  No Proceedings.

Each of the parties hereto (other than the Administrative Agent) hereby agrees that it will not institute against, or join any other Person in instituting against, the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Collection Date.

Section 13.11.  Recourse Against Certain Parties.

(a)           No recourse under or with respect to any obligation, covenant or agreement of any party hereto as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, employee or director of any party hereto, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party hereto, and that no personal liability whatsoever shall attach to or be incurred by any incorporator, stockholder, affiliate, officer, employee or director of such party under or by reason of any of the obligations, covenants or agreements of such party hereto contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of each incorporator, stockholder, affiliate, officer, employee of such party, or any of them, for breaches by any party hereto of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. Notwithstanding the foregoing, the Administrative Agent and the Lenders shall not be deemed to have waived any legal rights which they may have and, to the extent of such rights, shall have recourse against any incorporator, affiliate, stockholder, officer, employee or director of the Borrower, the initial Servicer or the Originator to the extent of any loss, cost or expense incurred in whole or in part from any such Person’s (A) willful misconduct; (B) fraud; (C) theft or misappropriation of funds; (D) criminal acts; (E) intentional interference with the Administrative Agent’s Lien in the Collateral or rights with respect thereto; (F) disposition of any Eligible Receivables or other Collateral in violation of the terms of this Agreement; (G) action in furtherance of an Insolvency Event with respect to the Borrower; (IT) action in furtherance of the consolidation of the Borrower’s assets with the assets of any other Person; or (I) action in furtherance of the dissolution or liquidation of the Borrower.

(b)           Notwithstanding any contrary provision set forth herein, no claim may be made by any party hereto against any other party hereto or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the parties hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c)  No obligation or liability to any Obligor under any of the Receivables is intended to be assumed by the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

Section 13.12.	Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a)           The Servicer shall cooperate with the Administrative Agent with respect to, and shall cause, all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent, as agent for the Secured Parties, to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the first priority security interest of the Administrative Agent, as agent the Secured Parties, hereunder to all property comprising the Collateral. The Servicer shall deliver to the Administrative Agent and the Collateral Custodian file-stamped copies of, or filing receipts for, any document such document recorded, registered or filed as provided above and in the possession of the Servicer, as soon as available following such recording, registration or filing. The Borrower shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b)           The Borrower (and the initial Servicer on its behalf) agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Advances hereunder and the first priority perfected security interest granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.

(c) If the Borrower or the Servicer fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral, including those that describe the Collateral as “all assets,” or words of similar effect, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, the Borrower will, not earlier than six months and not later than three-months prior to the fifth anniversary of the date of filing of any financing statement filed pursuant to this Agreement, unless the Collection Date shall have occurred:

(i)             authorize, execute (if necessary) and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii)            deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1  with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as expressly permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 13.13. Confidentiality.

(a)           Each of the Secured Parties, the Servicer, the Collateral Custodian, the Backup Servicer, the Collection Account Bank, the Originator and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Originator obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its directors, officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors, creditors, potential creditors, credit enhancers, potential credit enhancers and the agents and advisors of such Persons (“Excepted Persons”); provided, however, that each Excepted Person shall be notified of the confidentiality restrictions hereof and shall, as a condition to any such disclosure, agree that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and the Originator and their affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Termination Events, Servicer Defaults, and the priority of payment provisions herein.

(b)           Anything herein to the contrary notwithstanding, the Borrower, the Originator and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Collateral Custodian, the Collection Account Bank, the Backup Servicer or the Secured Parties by each other, (ii) by the Collateral Custodian, the Collection Account Bank, the Backup Servicer and the Secured Parties to any prospective or actual assignee or participant of any of them, or (iii) by the Secured Parties to any Rating Agency, any provider of a surety, guaranty or credit enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Lender, as applicable, and to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person in the case of clauses (ii) and (iii) is informed of the confidential nature of such information.

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee the disclosing entity or its affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the disclosing entity or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, or (D) in connection with filings with securities exchanges or regulators or (iii) any other disclosure authorized by any Borrower, the Servicer or the Originator in the case of information with respect to it.

Section 13.14. Execution in Counterparts Severability Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 13.15. Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 13.16. Assignments by the Lenders.

With the prior written consent of the Borrower (which consent shall not be unreasonably withheld), any Lender may at any time assign, or grant a security interest or sell a participation interest in, any Advance or Commitment (or portion thereof) to any Person; provided that (i) no such consent of the Borrower shall be required following the occurrence of a Termination Event, (ii) in the case of an assignment of the Commitment with respect to such Lender, the assignee (other than any assignee that is a Liquidity Bank) shall execute and deliver to the Servicer and the Administrative Agent a fully executed Joinder Supplement substantially in the form of Exhibit I hereto, and (iii) no Lender shall need prior consent to at any time assign, or grant a security interest or sell a participation interest in, any Advance (or portion thereof) to an Affiliate, to a Liquidity Bank or to any commercial paper conduit sponsored by DZ Bank or an Affiliate of DZ Bank. The parties to any such assignment or sale of a participation interest by a Lender shall execute and deliver to the Administrative Agent, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Administrative Agent. Neither the Borrower, the Originator nor the Servicer shall assign or delegate, or grant any interest in, any of its rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.

The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this Section 13.16, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Advances made by each Lender and each repayment in respect of the principal amount of the Advances (and any interest thereon) of each Lender, and annexed to which the Administrative Agent shall retain a copy of each Joinder Supplement delivered to the Administrative Agent pursuant to this Section. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower’s or any other Person’s obligations in respect of such Advances. The entries in the Register shall be conclusive (provided, however, that any failure to make any recordation or any error in such recordation shall be corrected by the Administrative Agent upon notice or discovery thereof), and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name an Advance is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender’s Commitment and the Advances made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Advances made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of a Joinder Supplement duly executed by the assignor thereof. No assignment or transfer of a Lender’s Commitment or the Advances made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

Section 13.17. Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18. No Proceedings Against Lenders; Limitations on Payments.

(a) Each of the parties hereto (other than the applicable Lender) (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against, such applicable Lender any Insolvency Proceeding so long as any commercial paper issued by such Lender pursuant to the Transaction Documents shall be outstanding and there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the last day on which any such commercial paper shall have been outstanding.

(b)           Notwithstanding any provisions contained in this Agreement to the contrary, the parties hereto acknowledge and agree that (i) all amounts payable by the Borrower under this Agreement and under the other Transaction Documents shall be paid in accordance with the priorities set forth in Sections 2.7 and 2.8 and (ii) the Borrower shall only be required to pay amounts payable by the Borrower under this Agreement and under the other Transaction Documents from funds of the Borrower other than the proceeds of the Collateral to the extent it has such funds. Any amount which the Borrower does not pay pursuant to the operation of clause (ii) of the immediately preceding sentence shall not constitute a claim (as defined in Section 101(5) of the Bankruptcy Code) against or corporate obligation of the Borrower for any such insufficiency unless and until the Borrower satisfies the provisions of clause (ii) above.

(c)           Notwithstanding any other provision to the contrary contained in this Agreement, the Lenders’s obligations under this Agreement and under the other Transaction Documents shall be payable by the Lender solely from (and no recourse shall be had against the Lender for the payment of any of the foregoing except from) excess cash flow from the Lender’s operations which is not required to pay when due the principal of or interest on Commercial Paper Notes. Any amount which the Lender does not pay pursuant to the operation of the immediately preceding sentence shall not constitute a claim (as defined in Section 101(5) of the Bankruptcy Code) against or corporate obligation of the Company for any such insufficiency unless and until the Lender does have excess cash flow.

Section 13.19. Exclusivity.

Each of the Borrower, the Originator and the initial Servicer hereby agrees, from the Closing Date until the Facility Termination Date, to finance 100% of the Eligible Receivables owned by it (subject to the Concentration Limits set forth herein) through this facility unless the Administrative Agent consents otherwise (in its sole discretion) except for its respective ability to do so in connection with the approved financing arrangements specified on Schedule VI; provided that any Eligible Receivables financed through the Originator’s equity capital and/or subordinated debt shall be exempt from this requirement; provided, further that if the Lenders refuse to increase their Commitments (and, as a result, increase the Maximum Facility Amount) pursuant to Section 2.1(c) in order to fund such Eligible Receivable, the Originator may sell or obtain financing for such origination from a third party (and, in connection therewith, the Originator may sell such Eligible Receivable to a Person other than the Borrower).

Section 13.20. Qualified Purchaser.

As of the Closing Date and each Funding Date, each Lender represents and warrants to the Borrower that it is a “qualified purchaser” within the meaning of Section 2(a)(5 1) of the 1940 Act.

Section 13.21. Force Majeure.

If any party hereto is prevented from fulfilling its obligations hereunder (other than any payment obligations hereunder) as a result of any terrorist attack, act of war, bank moratorium, or act of God, its obligations (other than any payment obligations hereunder) shall be suspended for a reasonable time during which such condition continues to exist not to exceed five (5) Business Days; provided that, in the case of the Borrower, the Originator and the initial Servicer, whether such party has been prevented from fulfilling its obligations hereunder shall be determined in accordance with its written disaster recovery policy approved by the Administrative Agent prior to the initial Funding Date.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:

By:	/s/ Anthony L. Havens
Name: Anthony L. Havens
Title President

THE ORIGINATOR AND THE	SPARTA COMMERCIAL SERVICES, INC.,
SERVICER:	as the Originat r and the Ser leer

	By:	/s/ Anthony L. Havens
Name: Anthony L. Havens
Title: Chairman & CEO

[Signatures Continued on the Following Page]
Revolving Credit Agreement

LENDER:	AUTOBAHN FUNDING COMPANY LLC,
as a Lender

		By:	/s/ Daniel Marino
Name: Daniel Marino
Title: First Vice President

	By:	/s/ Christopher Tucker
Name: Christopher Tucker
Title: Vice President

THE ADMINISTRATIVE AGENT:	DZ BANK AG DEUTSCHE ZENTRAL-
GENOSSENSCHAFTSBANK, FRANKFURT
AM MAIN, NEW YORK BRANCH,
as the Administrative Agent and the Liquidity
Agent

	By:	/s/ Daniel Marino
Name: Daniel Marino
Title: First Vice President

	By:	/s/ Christopher Tucker
Name: Christopher Tucker
Title: Vice President

[Signatures Continued on the Following Page]
Revolving Credit Agreement

THE BACKUP SERVICER:	LYON FINANCIAL SERVICES, INC.
(d/b/a U.S. Bank Portfolio Services),
not in its individual capacity but
solely as the Backup Service;

	By:	/s/ Joseph Andries
Name: Joseph Andries
Title: Senior Vice President

THE COLLATERAL CUSTODIAN	U.S. BANK NATIONAL ASSOCIATION,
AND THE COLLECTION ACCOUNT	not in its individual capacity but solely as the
BANK:	Collateral Custodian and the Collection Account
Bank

By:
Name:
Title:

Revolving Credit Agreement

rmi.1 BACKUP SERVICER:		LYON FINANCIAL SERVICES,
INC. (d/bia U.S. Bank Portfolio Services),
not in its individual capacity but
solely as the Backup Servicct

By:
Name:
Title:

THE COLLATERAL CUSTODIAN		U.S. BANK. NATIONAL ASSOCIATION,
AND THE COLLECTION ACCOUNT		not in its individual capacity but solely as the
BANK:		Collateral Custodian and the Collection Account
Bank

	By:	/s/ Toby Robillard
Name: Toby Robillard
Title: Vice President

Revolving Credit Agreement

SPARTA FUNDING LLC
c/o Sparta Commercial Services, Inc.
462 Seventh Avenue, 20th Floor
New York, New York 10018
Attention: A.W. Adler
Facsimile No.: (646) 514-4437
Confirmation No.: (212) 239-2666 ext. 213

SPARTA COMMERCIAL SERVICES, INC.
462 Seventh Avenue, 20th Floor
New York, New York 10018
Attention: A.W. Adler
Facsimile No.: (646) 514-4437
Confirmation No.: (212) 239-2666 ext. 213

AUTOBAHN FUNDING COMPANY LLC
c/o DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, New York Branch
609 Fifth Avenue
New York, New York 10017
Attention: Christopher Tucker/Jeffrey Willner
Facsimile No.: (212) 745-1651
Confirmation No.: (212) 745-1663 or (212) 745-1671

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, NEW YORK BRANCH
609 Fifth Avenue
New York, New York 10017
Attention: Christopher Tucker/Jeffrey Willner
Facsimile No.: (212) 745-1651
Confirmation No.: (212) 745-1663 or (212) 745-1671

Annex B
Annex A
(Continued)

Collateral Custodian:

U.S. BANK NATIONAL ASSOCIATION
60 Livingston Avenue
EP-MN-WS3D
St. Paul, Minnesota 55107
Attention: Structured Finance/Sparta
Telephone No.: (651) 495-3855

and for custodial matters, with a copy to:

1133 Rankin Street, Suite 100
St. Paul, Minnesota 55116
Attention: Account Management/Sparta
Telephone No.: (651) 695-5912
Facsimile No.: (651) 695-6102

LYON FINANCIAL SERVICES, INC.
(d/b/a U.S. Bank Portfolio Services)
1310 Madrid Street, Suite 103
Marshall, Minnesota 56258
Attention: Joe Andries
Facsimile No.: (866) 806-0775
Confirmation No.: (507) 532-7129

COMMITMENTS

Lender	Commitment

Autobahn Funding Company LLC	$25,000,000